Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

Dated as of March 31, 2014

among

MAGELLAN HEALTH SERVICES, INC.,

CDMI, LLC,

EACH OF THE SELLERS PARTY HERETO, AND

GEORGE N. PETROVAS, IN HIS CAPACITY AS THE SELLER REPRESENTATIVE

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Section 10.17.	Representation of Sellers	84

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EXHIBITS

Exhibit A: Form of Assignment of Membership Interests

Exhibit B: Form of Escrow Agreement

Exhibit C: Form of Release

Exhibit 2.5(b): 2015 Retained Rebates Example

Exhibit 2.6(a): Conversion Performance Payment Table

Exhibit 2.6(c): Full Service PBM Gross Profit

Exhibit 2.7(a): Company’s Gross Profit

Exhibit 7.2(g)(i): Parent Form of Employment Agreement

Exhibit 7.2(g)(ii): Forms of Non-Competition and Non-Solicitation Agreements

Exhibit 7.2(g)(iii): Form of Subscription Agreement

Exhibit 10.13(a): Retained Rebate Methodology

Exhibit 10.13(b): ICORE Contracts

Exhibit 10.13(c): ICORE Contracts

Exhibit 10.13(d): Net Working Capital Calculation

Exhibit 10.13(e): Knowledge

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 31, 2014 (this “Agreement”), is by and among MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (“Parent”), CDMI, LLC, a Rhode Island limited liability company (the “Company”), Susan C. Petrovas, George N. Petrovas and The Susan C. Petrovas Qualified Annuity Trust — 2011 (collectively, the “Sellers” and each individually a “Seller”), and George N. Petrovas in his capacity as the Seller Representative (as hereinafter defined).

Certain terms used in this Agreement are used as defined in Section 10.13 and all references herein to “Sections,” “Articles,” “Exhibits” or “Schedules” without further description shall refer to the sections, articles, exhibits or schedules of or to this Agreement.

WHEREAS, as of the date hereof, each Seller is the record and beneficial owner of the Interests (as hereinafter defined) of the Company set forth opposite such Seller’s name on Annex A attached hereto (collectively, the “Interests”), which represent in the aggregate all of the issued and outstanding equity interests of the Company;

WHEREAS, the Sellers wish to sell to Parent, and Parent wishes to purchase from the Sellers, all of the Interests upon the terms and subject to the conditions set forth in this Agreement (the “Sale”);

WHEREAS, certain employees of the Company have concurrently with the execution and delivery of this Agreement, entered into the Parent Employment Agreements (as hereinafter defined) with Parent;

WHEREAS, Parent and each of the Sellers and certain employees of the Company have, concurrently with the execution and delivery of this Agreement, entered into the Subscription Agreements (as hereinafter defined);

WHEREAS, Parent and each of the Sellers and certain Bonus Employees (as hereinafter defined) have, concurrently with the execution and delivery of this Agreement, entered into the Non-Competition and Non-Solicitation Agreements (as hereinafter defined);

WHEREAS, each Bonus Employee (as defined herein) has concurrently with the execution and delivery of this Agreement, entered into an amendment to his or her existing Employment Agreement with the Company relating to his Sale Bonus (as defined herein), other than those Bonus Employees who have entered into a Parent Employment Agreement; and

WHEREAS, the Company, the Sellers and Parent have, as a mutual condition and inducement to entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into (a) a stipulated dismissal with prejudice of all claims asserted in the civil action litigation Magellan Health Servs., Inc. v. CDMI, LLC et al., No. 3:12cv1250, pending in the United States District Court for the District of Connecticut, and (b) a mutual release of all claims arising out of or related to such litigation.

NOW, THEREFORE, in consideration of the representations, warranties and covenants, and subject to the conditions, contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
Purchase and Sale of Interests

Section 1.1.  The Purchase and Sale of Interests.  At the Closing, subject to the terms and conditions of this Agreement, Parent shall purchase from each Seller, and each Seller shall sell, transfer, convey and assign to Parent, all of such Seller’s right, title and interest in and to the Interests owned by such Seller as set forth on Annex A, free and clear of all Liens.

Section 1.2.  Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a business day to be specified by Parent and reasonably acceptable to the Sellers, which date shall be no later than the third (3rd) business day after satisfaction or waiver of the conditions set forth in Article VII below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to by the parties hereto.

Section 1.3.  Closing Deliveries and Actions.  At the Closing the parties hereto shall make the following deliveries and take the following actions.

(a)                                 Deliveries by the Sellers.  At Closing, each Seller shall:

(i)                                     deliver to Parent an assignment, in the form attached hereto as Exhibit A and duly executed in favor of Parent, with respect to all Interests owned by such Seller;

(ii)                                  deliver to Parent and the Escrow Agent a duly executed signature page to the Escrow Agreement;

(iii)                               deliver to Parent an affidavit of non-foreign status in satisfaction of the condition set forth in Section 7.2(g);

(iv)                              deliver to Parent duly authorized resolutions of the Members of the Company in satisfaction of the condition set forth in Section 7.2(h);

(v)                                 deliver to Parent duly executed releases in satisfaction of the condition set forth in Section 7.2(i); and

(vi)                              deliver to Parent a certificate in satisfaction of the condition set forth in Section 7.2(l).

(b)                                 Deliveries by Parent.  At Closing, Parent shall:

(i)                                     pay to the Sellers the applicable portion of the Closing Date Adjusted Base Amount in accordance with Section 2.2(b)(iii);

(ii)                                  pay (through payroll of the Company) the Employee Portion of the the Closing Date Adjusted Base Amount to the Bonus Employees in accordance with Section 2.2(b)(iv);

(iii)                               pay (through payroll of the Company) the Specified Employee Bonus to the Specified Employees in accordance with Section 2.2(b)(v);

(iv)                              pay to the Escrow Agent the Escrow Amount in accordance with Section 2.4;

(v)                                 deliver to the Sellers and the Escrow Agent a duly executed signature page to the Escrow Agreement; and

(vi)                              deliver to the Sellers a certificate in satisfaction of the condition set forth in Section 7.3(d).

ARTICLE II
Purchase Price

Section 2.1.  Purchase Price.  In consideration of the sale of the Interests to Parent, Parent shall pay the Purchase Price, delivered in accordance with this Agreement.  The “Purchase Price” shall be equal to (a) the Adjusted Base Amount, plus (b) the 2015 Retained Rebates Payment, subject to the satisfaction of the conditions set forth in Section 2.5, plus (c) the Conversion Performance Payments, subject to the satisfaction of the conditions set forth in Section 2.6, plus (d) the Gross Profit Performance Payments, subject to the satisfaction of the conditions set forth in Section 2.7 (it being understood that the Employee Bonus Payments are part of the Purchase Price payable in respect of the Interests).

Section 2.2.  Adjusted Base Amount.

(a)                                 The “Adjusted Base Amount” shall be a cash payment equal to Two Hundred Five Million Dollars ($205,000,000.00) (the “Base Amount”), plus (i) the amount by which the Closing Date Net Working Capital exceeds the Closing Date Net Working Capital Target, if applicable, minus (ii) the amount by which the Closing Date Net Working Capital Target exceeds the Closing Date Net Working Capital, if applicable, minus (iii) the Closing Date Indebtedness, and minus (iv) the Transaction Expenses, as adjusted pursuant to Section 2.3.

(b)                                 Closing Payments.

(i)                                     Not less than three (3) business days prior to the Closing, the Company shall deliver to Parent a reasonably detailed statement setting forth the Company’s good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”).  Such statement (the “Estimated Closing Statement”) also shall set forth the amount of the Closing Date Indebtedness, if applicable.  The parties agree that the Estimated Closing Statement shall also be deemed to include an estimate of the Closing Date Net Working Capital equal to Seventeen Million Dollars ($17,000,000.00) (“Estimated Closing Date Net Working Capital”).  Other than in respect of the Estimated Closing Date Net Working Capital, the Estimated Closing Statement shall be certified by each Seller and shall be accompanied by such supporting documentation as Parent shall reasonably request not less than eight (8) business days before the Closing.  The Company shall make its Representatives reasonably available to Parent during the three (3) business days referenced in the first sentence of this subsection (b)(i) to respond to any questions or requests that Parent may have with respect to the Estimated Closing Statement.

(ii)                                  For purposes of this Agreement, the “Estimated Adjusted Base Amount” shall be a cash payment equal to the Base Amount, minus (iii) the Closing Date Indebtedness, and minus (iv) the Estimated Transaction Expenses.

(iii)                               At the Closing, Parent shall pay to the Sellers in accordance with Section 2.9(a): (A) the Estimated Adjusted Base Amount minus (B) the Escrow Amount (clause (A) minus clause (B), the “Closing Date Adjusted Base Amount”) minus (C) the Employee Portion of the Closing Date Adjusted Base Amount, together with any payroll, social security, unemployment or other Taxes required to be paid by Parent or its Affiliates with respect thereto and minus (D) the Specified Employee Bonus, together with any payroll, social security, unemployment or other Taxes required to be paid by Parent or its Affiliates with respect thereto.

(iv)                              At the Closing, Parent shall pay the Employee Portion of the Closing Date Adjusted Base Amount to the Bonus Employees in accordance with Section 2.9(c)(i).

(v)                                 At the Closing, Parent shall pay the Specified Employee Bonus to the Specified Employees through payroll of the Company net of required withholding.

Section 2.3.  Adjustments.

(a)                                 As promptly as practicable, but in any event within ninety (90) days immediately following the last day of the Company’s fiscal quarter in which the Closing Date occurs, Parent shall prepare and deliver to the Sellers a statement setting forth in reasonable detail Parent’s good faith calculations (“Parent’s Proposed Calculations”) of the Closing Date Net Working Capital and the Transaction Expenses (as finally determined pursuant to this Section 2.3, the “Final Closing Statement”).  Following the delivery of such statement, Parent’s personnel and independent accountants shall reasonably promptly (i) make available to the Sellers and the Sellers’ agents, representatives and accountants (subject to the execution by the Sellers’ agents, representatives and accountants of any release or indemnification agreement required by Parent’s accountants) all work papers, schedules and calculations used in the preparation of Parent’s Proposed Calculations and (ii) respond to any other inquiries (during normal business hours and upon reasonable advance notice) of the Sellers and its agents, representatives and accountants regarding questions concerning, or disagreements with, Parent’s Proposed Calculations arising in the course of the review thereof.

(b)                                 If, within forty-five (45) days after its receipt of the Final Closing Statement, the Sellers dispute any aspect of any of Parent’s Proposed Calculations, then the Sellers shall, on or prior to such forty-fifth (45th) day, deliver to Parent written notice of such dispute (the “Dispute Notice”).  If the Sellers do not deliver a Dispute Notice to Parent on or prior to such forty-fifth (45th) day after their receipt of Parent’s Proposed Calculations pursuant to Section 2.3(a), Parent’s Proposed Calculations as reflected on the statement delivered by Parent shall be deemed to be the Final Closing Statement and shall be final and binding on the parties hereto and such forty-fifth (45th) day shall be deemed to be the “Determination Date.”  Any Dispute Notice shall be accompanied by the Sellers’ proposed alternative calculations (the “Sellers’ Proposed Calculations”) of the Closing Date Net Working Capital and the Transaction Expenses.  Parent and the Sellers shall, for a period of thirty (30) days following Parent’s receipt of the Sellers’ Proposed Calculations, cooperate in good faith to determine a mutually agreeable Final Closing Statement, which shall be final and binding upon the parties.  The date upon which such Final Closing Statement is mutually agreed to by Parent and the Sellers shall be deemed to be the “Determination Date.”  If no such agreement is reached within such thirty (30) day period, then within fifteen (15) days of the expiration of such period, the Sellers and Parent shall select a mutually acceptable and nationally recognized independent accounting firm, other than the Company’s independent accountants and Parent’s independent accountants (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) within thirty (30) days of its appointment, by (x) conducting its own review and test of the parties’ respective proposals for the Final Closing Statement and thereafter selecting either Parent’s Proposed Calculations of the Remaining Disputed Items or the Sellers’ Proposed Calculations of the Remaining Disputed Items or an amount in between the two and (y) delivering to Parent and the Sellers a revised Final Closing Statement reflecting the Independent Accounting Firm’s final determination of the Remaining Disputed Items pursuant to clause (x), which Final Closing Statement shall be final and binding upon the parties hereto.  The date on which the Independent Accounting Firm delivers such Final Closing Statement shall be deemed to be the “Determination Date.”  The fees and expenses of the Independent Accounting Firm shall be borne by the Sellers, on the one hand, and Parent, on the other hand, in proportion to the relative amount (in Dollars) such party’s calculations of the Remaining Disputed Items differ from the Independent Accounting Firm’s final determination of the Remaining Disputed Items.  The parties will submit such materials and respond to such questions as requested by the Independent Accounting Firm.  The Independent Accounting Firm’s report will be based (to the extent the Independent Accounting Firm considers it appropriate) on such information and on the accounting and other records of the Company.  The Independent Accounting Firm’s award will consist solely of an award with respect to the Remaining Disputed Items and will not include any other finding or award.

(c)                                  The “Adjustment Amount,” which may be positive or negative, shall be an amount equal to:

(i)                                     the Closing Date Net Working Capital (as finally determined pursuant to Section 2.3(b) above) minus the Estimated Closing Date Net Working Capital, minus

(ii)                                  the Transaction Expenses (as finally determined pursuant to Section 2.3(b) above) minus the Estimated Transaction Expenses.

(d)                                 If the Adjustment Amount is a positive number, then within five (5) business days of the Determination Date, Parent shall pay an amount equal to the Adjustment Amount to the Sellers in accordance with Section 2.9(a).

(e)                                  If the Adjustment Amount is a negative number, then within five (5) business days of the Determination Date, Sellers shall pay to Parent, by wire transfer of immediately available funds into an account designated by Parent not less than two (2) business days prior to such date, the Adjustment Amount.

(f)                                   As soon as practicable after the beginning of the thirteenth (13th) month following the Closing Date, Parent shall re-calculate the Closing Date Net Working Capital, taking into account only post-Closing events through and including the end of the twelfth (12th) month following the Closing Date solely as they relate to customer accounts receivable that existed on the Closing Date and the aggregate allowance for doubtful accounts with respect thereto (the “Re-Calculated Closing Date Net Working Capital”). The Sellers shall cooperate with Parent in determining a mutually agreeable figure for the Re-Calculated Closing Date Net Working Capital. In the event of a disagreement between Parent and the Sellers with respect to the Re-Calculated Closing Date Net Working Capital, the Independent Accounting Firm shall be appointed to resolve such disagreement in accordance with the provisions of Section 2.3(b), and the Independent Accounting Firm’s determination of the Re-Calculated Closing Date Net Working Capital shall be final and binding on the parties. The date on which the Re-Calculated Closing Date Net Working Capital is finally determined in accordance with this Section 2.3(f), shall be referred to herein as the “Final Re-Calculation Date”. The “Re-Calculated Net Working Capital Adjustment Amount,” which may be positive or negative, shall be an amount equal to (i) the Re-Calculated Closing Date Net Working Capital (as finally determined pursuant to this Section 2.3(f)) minus (ii) the Closing Date Net Working Capital (as finally determined pursuant to Section 2.3(b)).  Notwithstanding the definition of Closing Date Net Working Capital to the contrary, the Re-Calculated Closing Date Net Working Capital shall take into account cash received after the Closing Date in respect of customer accounts receivable included in the calculation of Closing Date Net Working Capital; provided that any such cash received after the Closing Date shall be retained by the Company and shall not be distributed to the Sellers.

(g)                                  If the Re-Calculated Net Working Capital Adjustment Amount is a positive number (such amount, the “Re-Calculated Increase Amount”), then promptly following the Final Re-Calculation Date, and in any event within five (5) business days of the Final Re-Calculation Date, Parent shall pay to the Sellers an amount equal to the Re-Calculated Increase Amount in accordance with Section 2.9(a). If the Re-Calculated Net Working Capital Adjustment Amount is a negative number (the absolute value of such amount, the “Re-Calculated Deficit Amount”), then promptly following the Final Re-Calculation Date, and in any event within five (5) business days of the Final Re-Calculation Date, Sellers shall pay to Parent, by wire transfer of immediately available funds into an account designated by Parent not less than two (2) business days prior to such date, the Re-Calculated Deficit Amount.

Section 2.4.  Escrow.

(a)                                 On the Closing Date, Parent shall pay a portion of the Adjusted Base Amount equal to the Escrow Amount to Wells Fargo Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow.  Such escrowed funds shall be held and invested by the Escrow Agent in accordance with the terms of this Agreement and an Escrow Agreement substantially in the form attached hereto as Exhibit B with such changes as requested by the Escrow Agent that are reasonably acceptable to the Purchaser and the Seller Representative (the “Escrow Agreement”) and, together with any earnings thereon (the “Escrow Fund”), shall be released in accordance with the terms of this Agreement and the Escrow Agreement.

(b)                                 Any amount to be released from the Escrow Fund to the Sellers in accordance with Section 2.4(a) and the Escrow Agreement shall be reduced by (i) the Employee Portion of such release, which will be paid to Bonus Employees in accordance with Section 2.9, plus (ii) the aggregate amount of any applicable hospital insurance (Medicare) tax imposed pursuant to Section 3111(b) of the Code payable by Parent or its Affiliates with respect thereto, plus (iii) the aggregate amount of any applicable old-age, survivors, and disability insurance (Social Security) tax imposed pursuant to Section 3111(a) of the Code payable by Parent or its Affiliates with respect thereto for any Bonus Employee not employed by Parent and its Subsidiaries on the date of such payment.  The parties shall instruct the Escrow Agent to release to Parent an amount equal to the sum of the amounts specified clauses (i) through (iii) concurrently with any release from the Escrow Fund to the Sellers.

Section 2.5.  Retained Rebates Payment.  As consideration for the sale of the Interests to Parent, Parent shall make the following payments in accordance with Section 2.9 to the Sellers (reduced as provided below)  within five (5) business days of the final determination of the Final Retained Rebates Payment Statement in accordance with Section 2.5(c).  Any amount payable to the Sellers in accordance with Section 2.5(b) shall be reduced by (i) the Employee Portion of such payment paid to Bonus Employees in accordance with Section 2.9, plus (ii) the aggregate amount of any applicable hospital insurance (Medicare) tax imposed pursuant to Section 3111(b) of the Code payable by Parent or its Affiliates with respect thereto, plus (iii) the aggregate amount of any applicable old-age, survivors, and disability insurance (Social Security) tax imposed pursuant to Section 3111(a) of the Code payable by Parent or its Affiliates with respect thereto with respect to any Bonus Employee not employed by Parent and its Subsidiaries on the date of such payment.

(a)                                 2014 Retained Rebates Payment.  Parent shall pay an amount equal to (A) the 2014 CDMI Retained Rebates minus Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000.00), multiplied by (B) two and eighteen hundredths (2.18) (such total amount, the “2014 Retained Rebates Payment”); provided, however, that (i) in no event shall the 2014 Retained Rebates Payment exceed Twenty Million Dollars ($20,000,000.00) and (ii) if the 2014 Retained Rebates Payment is a negative number no Retained Rebates Payment shall be made in respect of 2014.  The 2014 Retained Rebates Payment shall be satisfied in respect of amounts owing to Sellers and the Subscribing Employees, solely through the vesting of Parent Shares pursuant to Section 4 of the Subscription Agreements.

(b)                                 2015 Retained Rebates Payment.  Parent shall pay an amount equal to (A) the Retained Rebate Amount minus (B) the Traditional Rebate Reduction plus (C) the Specialty Offset (such total amount, the “2015 Retained Rebates Payment”).

(i)                                     The “Retained Rebate Amount” shall be equal to (A) the 2015 CDMI Retained Rebates minus Thirty Million Dollars ($30,000,000.00), multiplied by (B) six and one-half (6.5).

(ii)                                  The “Traditional Rebate Reduction” shall be equal to the greater of (A) zero and (B) (x) Twenty-Two Million Dollars ($22,000,000.00) minus the 2015 CDMI Traditional Rebates multiplied by (y) six and one-half (6.5).  The amount in clause (B) may be a negative number, in which case the Traditional Rebate Reduction shall be equal to zero (0).

(iii)                               The “Specialty Offset” shall equal to (A) the 2015 CDMI Specialty Rebates minus Fourteen Million Two Hundred Thousand Dollars ($14,200,000.00), multiplied by (B) three and eight hundred twenty-four thousandths (3.824), provided, however, that in no event shall the amount of the Specialty Offset exceed the amount of the Traditional Rebate Reduction.

Notwithstanding anything set forth in this Section 2.5 to the contrary, in no event shall the 2015 Retained Rebates Payment exceed Sixty-Five Million Dollars ($65,000,000.00) and if the 2015 Retained Rebates Payment is a negative number no 2015 Retained Rebates Payment shall be made in respect of 2015. For purposes of clarity and as an illustration only, Exhibit 2.5(b) sets forth an example of the calculation of the 2015 Retained Rebates Payment.

(c)                                  Determination of Retained Rebates Payments.

(i)                                     No later than July 1, 2015 (for the 2014 Retained Rebates Payment) and July 1, 2016 (for the 2015 Retained Rebates Payment), Parent shall deliver to the Sellers a statement (a “Retained Rebates Payment Statement”) that sets forth in reasonable detail its determination of whether all or any portion of the 2014 Retained Rebates Payment or the 2015 Retained Rebates Payment, as applicable, is due and owing.  A Retained Rebates Payment Statement will detail Parent’s calculations of either (x) the 2014 CDMI Retained Rebates or (y) the 2015 CDMI Retained Rebates, the 2015 CDMI Traditional Rebates, and the 2015 CDMI Specialty Rebates, as applicable.  Parent shall keep true, complete and accurate records in sufficient detail to enable the Sellers to review such Retained Rebates Payment Statement.  In order to facilitate such review, Parent shall, upon reasonable request by the Sellers, make available to the Sellers and their accountants copies of the work papers and back-up materials used by Parent in preparing such Retained Rebates Payment Statement and such other documents, subject to execution of customary releases and access letters.

(ii)                                  The Sellers may review the Retained Rebates Payment Statement during the forty-five (45) day period commencing on the date that the Sellers receive such statement.  If the Sellers disagree with the Retained Rebates Payment Statement (each, a “Disputed Retained Rebates Payment Statement”), Sellers must, prior to the end of such forty-five (45) day period, deliver a written notice to Parent (a “Notice of Retained Rebates Payment Disagreement”) setting out their objections and specifying the adjustments that, in their opinion, should be made to the Retained Rebates Payment Statement (collectively, the “Proposed Retained Rebates Payment Adjustments”).  If there are any Proposed Retained Rebates Payment Adjustments, the parties shall seek in good faith to resolve any disagreement in relation to the Proposed Retained Rebates Payment Adjustments and to reach agreement in writing on all such Proposed Retained Rebates Payment Adjustments.

(iii)                               If the Sellers are satisfied with the applicable Retained Rebates Payment Statement (either as originally submitted or after adjustments are agreed upon by Parent and the Sellers in accordance with Section 2.5(c)(ii)) or if the Sellers fail to deliver a Notice of Retained Rebates Payment Disagreement with respect to the Retained Rebates Payment Statement within the forty-five (45) day period specified in the first sentence of Section 2.5(c)(ii), then the Retained Rebates Payment Statement (incorporating, if applicable, any agreed adjustments) shall be deemed to constitute the applicable “Final Retained Rebates Payment Statement” for purposes of this Agreement.

(iv)                              If any of the Proposed Retained Rebates Payment Adjustments are not resolved or otherwise agreed to (or deemed agreed to) in accordance with Sections 2.5(c)(ii) and 2.5(c)(iii) (the “Unresolved Retained Rebates Payment Statement Adjustments”) within forty-five (45) days after Parent’s receipt of a Notice of Retained Rebates Payment Disagreement, then the Unresolved Retained Rebates Payment Statement Adjustments may be submitted at the request of the Sellers or Parent to the Independent Accounting Firm or another accounting firm mutually agreed by the parties (the “Retained Rebates Payment Neutral Auditor”) for arbitration.  The scope of the review by the Retained Rebates Payment Neutral Auditor shall be limited to (A) a determination of whether the portions of the applicable Retained Rebates Payment Statement relating to such Unresolved Retained Rebates Payment Statement Adjustments were prepared in accordance with the terms of this Agreement and (B) based on its determinations of the matters described in clause (A), a statement of the adjustments (if any) to such Disputed Retained Rebates Payment Statement that are necessary with respect to the Unresolved Retained Rebates Payment Statement Adjustments in order to comply with the requirements of this Agreement.  The Retained Rebates Payment Neutral Auditor shall not make, or be asked to make, any determination other than as set forth in this Section 2.5(c)(iv).  The Sellers and Parent shall use their respective reasonable best efforts to cause the Retained Rebates Payment Neutral Auditor to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Retained Rebates Payment Statement Adjustments.  The fees and expenses of the Retained Rebates Payment Neutral Auditor incurred pursuant to this Section 2.5(c)(iv) shall be borne by the Sellers, on the one hand, and Parent, on the other hand, in proportion to the relative amount (in Dollars) such party’s calculations differ from the Retained Rebates Payment Neutral Auditor’s final determination.

(v)                                 When the Retained Rebates Payment Statement is finally determined in accordance with the procedures set forth in Section 2.5(c)(iv), the Retained

Rebates Payment Statement as so agreed (or deemed agreed) or determined shall be the “Final Retained Rebates Payment Statement” for purposes of this Agreement.

(vi)                              The Final Retained Rebates Payment Statement shall be final and binding on the parties hereto, shall have the effect of an arbitral award and be used for determination of whether Parent must make a Retained Rebates Payment in accordance with this Section 2.5.

(vii)                           Prior to the end of 2016, Parent shall cause each of the Company’s Rebates to be accounted for separately in a manner sufficient to allow Sellers, Parent or the Retained Rebates Payment Neutral Auditor, as the case may be, to make an independent determination of the 2014 CDMI Retained Rebates, the 2015 CDMI Retained Rebates, the 2015 CDMI Traditional Rebates, and the 2015 CDMI Specialty Rebates.

Section 2.6.  Conversion Performance Payments.  As consideration for the sale of the Interests to Parent, Parent shall make the following payments in accordance with Section 2.9 to the Sellers (reduced as provided below) within five (5) business days of the final determination of the applicable Final Conversion Performance Payment Statement in accordance with Section 2.6(c).  Any amount payable to the Sellers in accordance with this Section 2.6 shall be reduced by (i) the Employee Portion of such payment payable to Bonus Employees to Section 2.9, plus (ii) the aggregate amount of any applicable hospital insurance (Medicare) tax imposed pursuant to Section 3111(b) of the Code payable by Parent or its Affiliates with respect thereto, plus (iii) the aggregate amount of any applicable old-age, survivors, and disability insurance (Social Security) tax imposed pursuant to Section 3111(a) of the Code payable by Parent or its Affiliates with respect thereto with respect to any Bonus Employee not employed by Parent and its Subsidiaries on the date of such payment.

(a)                                 2015 Conversion Performance Payment.  Parent shall make payments in accordance with Section 2.9 to the Sellers (reduced as provided above) in an amount determined in accordance with the Conversion Performance Payment Table based on the number of Company Customers that become Converted Full Service PBM Clients during 2015  (the “2015 Conversion Performance Payment”), provided, however, that in no event shall the 2015 Conversion Performance Payment exceed the lesser of (x) the Full Service PBM Gross Profit attributable to 2015 and (y) Sixty-Five Million Dollars ($65,000,000.00).

(b)                                 2016 Conversion Performance Payment.  Parent shall make payments in accordance with Section 2.9 to the Sellers (reduced as provided above) in an amount determined in accordance with the Conversion Performance Payment Table based on the number of Company Customers that become Converted Full Service PBM Clients during 2016 (the “2016 Conversion Performance Payment”) provided, however, that in no event shall the 2016 Conversion Performance Payment exceed the lesser of (x) the Full Service PBM Gross Profit attributable to 2016 and (y) (A) Sixty-Five Million Dollars ($65,000,000.00) minus (B) the 2015 Conversion Performance Payment.

(c)                                  Determination of Conversion Performance Payments.

(i)                                     No later than forty-five (45) days after Parent receives its audited financial statements for calendar years 2015 and 2016, respectively, Parent shall deliver to the Sellers a statement (a “Conversion Performance Payment Statement”) that sets forth in reasonable detail its determination of whether the 2015 Conversion Performance Payment or the 2016 Conversion Performance Payment, as applicable, is due and owing and the amount thereof.  Each Conversion Performance Payment Statement will detail Parent’s calculations of the number of the Company Customers that become Converted Full Service PBM Clients and the Full Service PBM Gross Profit for the year to which such statement relates.  Parent shall keep true, complete and accurate records in sufficient detail to enable the Sellers to review such Conversion Performance Payment Statement.  In order to facilitate such review, Parent shall, upon reasonable request by the Sellers, make available to the Sellers and their accountants copies of the work papers and back-up materials used by Parent in preparing such Conversion Performance Payment Statement and such other documents, subject to execution of customary releases and access letters.

(ii)                                  The Sellers may review the Conversion Performance Payment Statement during the forty-five (45) day period commencing on the date that the Sellers receive such statement.  If the Sellers disagree with the Conversion Performance Payment Statement (each, a “Disputed Conversion Performance Payment Statement”), Sellers must, prior to the end of such forty-five (45) day period, deliver a written notice to Parent (a “Notice of Conversion Performance Payment Disagreement”) setting out their objections and specifying the adjustments that, in their opinion, should be made to the Conversion Performance Payment Statement (collectively, the “Proposed Conversion Performance Payment Adjustments”).  If there are any Proposed Conversion Performance Payment Adjustments, the parties shall seek in good faith to resolve any disagreements in relation to the Proposed Conversion Performance Payment Adjustments and to reach agreement in writing on all such Proposed Conversion Performance Payment Adjustments.

(iii)                               If the Sellers are satisfied with the applicable Conversion Performance Payment Statement (either as originally submitted or after adjustments are agreed upon by Parent and the Sellers in accordance with Section 2.6(c)(ii) or if the Sellers fail to deliver a Notice of Conversion Performance Payment Disagreement with respect to such Conversion Performance Payment Statement within the forty-five (45) day period specified in the first sentence of Section 2.6(c)(ii)), then such Conversion Performance Payment Statement (incorporating, if applicable, any agreed adjustments) shall be deemed to constitute the applicable “Final Conversion Performance Payment Statement” for purposes of this Agreement.

(iv)                              If any of the Proposed Conversion Performance Payment Adjustments are not resolved or otherwise agreed to (or deemed agreed to) in accordance with Sections 2.6(c)(ii) and 2.6(c)(iii) (the “Unresolved Conversion Performance Payment Statement Adjustments”) within forty-five (45) days after Parent’s receipt of a Notice of Conversion Performance Payment Disagreement, then the Unresolved Conversion Performance Payment Statement Adjustments may be submitted at the request of the Sellers or Parent to the Independent Accounting Firm or another accounting firm mutually agreed by the parties (the “Conversion Performance Payment Neutral Auditor”) for arbitration.  The scope of the review by the Conversion Performance Payment Neutral Auditor shall be limited to (A) a determination of whether the portions of the applicable Conversion Performance Payment Statement relating to such Unresolved Conversion Performance Payment Statement Adjustments were prepared in accordance with the terms of this Agreement and (B) based on its determinations of the matters described in clause (A), a statement of the adjustments (if any) to such Disputed Conversion Performance Payment Statement that are necessary with respect to the Unresolved Conversion Performance Payment Statement Adjustments in order to comply with the requirements of this Agreement.  The Conversion Performance Payment Neutral Auditor shall not make, or be asked to make, any determination other than as set forth in this Section 2.6(c)(iv).  The Sellers and Parent shall use their respective reasonable best efforts to cause the Conversion Performance Payment Neutral Auditor to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Conversion Performance Payment Statement Adjustments.  The fees and expenses of the Conversion Performance Payment Neutral Auditor incurred pursuant to this Section 2.6(c)(iv) shall be borne by the Sellers, on the one hand, and Parent, on the other hand, in proportion to the relative amount (in Dollars) such party’s calculations differ from the Conversion Performance Payment Neutral Auditor’s final determination.

(v)                                 When the Conversion Performance Payment Statement is finally determined in accordance with the procedures set forth in Section 2.6(c)(iv), the Conversion Performance Payment Statement as so agreed (or deemed agreed) or determined shall be the “Final Conversion Performance Payment Statement” for purposes of this Agreement.

(vi)                              The Final Conversion Performance Payment Statement shall be final and binding on the parties hereto, shall have the effect of an arbitral award and be used for determination of whether Parent must make a Conversion Performance Payment in accordance with this Section 2.6.

(vii)                           Prior to the end of 2016, Parent shall cause the Company’s revenues and costs (including Rebates) to be accounted for separately in a manner sufficient to allow Sellers, Parent or the Conversion Performance Payment Neutral Auditor, as the case may be, to make an independent determination of the Converted Full Service PBM Clients and the Full Service PBM Gross Profit.

Section 2.7.  Gross Profit Performance Payments.  As consideration for the sale of the Interests to Parent, Parent shall make the following payments in accordance with Section 2.9 to the Sellers (reduced as provided below) within five (5) business days of the final determination of the applicable Final Gross Profit Performance Payment Statement in accordance with Section 2.7(c).  Any amount payable to the Sellers in accordance with this Section 2.7 shall be reduced by (i) the Employee Portion of such payment payable to Bonus Employees pursuant to Section 2.9, plus (ii) the aggregate amount of any applicable hospital insurance (Medicare) tax imposed pursuant to Section 3111(b) of the Code payable by Parent or its Affiliates with respect thereto, plus (iii) the aggregate amount of any applicable old-age, survivors, and disability insurance (Social Security) tax imposed pursuant to Section 3111(a) of the Code payable by Parent or its Affiliates with respect thereto with respect to any Bonus Employee not employed by Parent and its Subsidiaries on the date of such payment.

(a)                                 2014 Gross Profit Performance Payment.

(i)                                     Parent shall pay to the Sellers (reduced as provided above) an amount in the aggregate equal to (A) the greater of (x) an amount equal to CDMI/ICORE Rebates Gross Profit for 2014 minus the CDMI/ICORE Rebates 2014 Target Gross Profit and (y) zero (0) multiplied by (B) five (5) (the “2014 Gross Profit Performance Payment”).

(ii)                                  Notwithstanding the calculation set forth in clause (i) above, in no event shall the 2014 Gross Profit Performance Payment exceed Thirty-Five Million Dollars ($35,000,000.00).

(iii)                               For the avoidance of doubt, if the CDMI/ICORE Rebates Gross Profit for 2014 is less than the CDMI/ICORE Rebates 2014 Target Gross Profit, then no 2014 Gross Profit Performance Payment shall be due and owing.

(b)                                 2015 Gross Profit Performance Payment.

(i)                                     Parent shall pay to the Sellers (reduced as provided above) an amount in the aggregate equal to (A) the greater of (x) an amount equal to CDMI/ICORE Rebates Gross Profit for 2015 minus the CDMI/ICORE Rebates 2015 Target Gross Profit and (y) zero (0) multiplied by (B) five (5) (the “2015 Gross Profit Performance Payment”).

(ii)                                  Notwithstanding the calculation set forth in clause (i) above, in no event shall the 2015 Gross Profit Performance Payment exceed Thirty-Five Million Dollars ($35,000,000.00) minus the amount of the 2014 Gross Profit Performance Payment.

(iii)                               For the avoidance of doubt, if the CDMI/ICORE Rebates Gross Profit for 2015 is less than the CDMI/ICORE Rebates 2015 Target Gross Profit, then no 2015 Gross Profit Performance Payment shall be due and owing.

(c)                                  Determination of Gross Profit Performance Payments.

(i)                                     No later than July 1, 2015 and July 1, 2016, as applicable, Parent shall deliver to the Sellers a statement (a “Gross Profit Performance Payment Statement”) that sets forth in reasonable detail its determination of whether the 2014 Gross Profit Performance Payment or the 2015 Gross Profit Performance Payment, respectively, is due and owing and the amount thereof.  Each Gross Profit Performance Payment Statement will detail Parent’s calculations of the CDMI/ICORE Rebates Gross Profit for the year to which such statement relates.  Parent shall keep true, complete and accurate records in sufficient detail to enable the Sellers to review such Gross Profit

Performance Payment Statement.  In order to facilitate such review, Parent shall, upon reasonable request by the Sellers, make available to the Sellers and their accountants copies of the work papers and back-up materials used by Parent in preparing such Gross Profit Performance Payment Statement and such other documents, subject to execution of customary releases and access letters.

(ii)                                  The Sellers may review the Gross Profit Performance Payment Statement during the forty-five (45) day period commencing on the date that the Sellers receive such statement.  If the Sellers disagree with the Gross Profit Performance Payment Statement (each, a “Disputed Gross Profit Performance Payment Statement”), Sellers must, prior to the end of such forty-five (45) day period, deliver a written notice to Parent (a “Notice of Gross Profit Performance Payment Disagreement”) setting out their objections and specifying the adjustments that, in their opinion, should be made to the Gross Profit Performance Payment Statement (collectively, the “Proposed Gross Profit Performance Payment Adjustments”).  If there are any Proposed Gross Profit Performance Payment Adjustments, the parties shall seek in good faith to resolve any disagreement in relation to the Proposed Gross Profit Performance Payment Adjustments and to reach agreement in writing on all such Proposed Gross Profit Performance Payment Adjustments.

(iii)                               If the Sellers are satisfied with the applicable Gross Profit Performance Payment Statement (either as originally submitted or after adjustments are agreed upon by Parent and the Sellers in accordance with Section 2.7(c)(ii)) or if the Sellers fail to deliver a Notice of Gross Profit Performance Payment Disagreement with respect to such Gross Profit Performance Payment Statement within the forty-five (45)) day period specified in the first sentence of Section 2.7(c)(ii), then such Gross Profit Performance Payment Statement (incorporating, if applicable, any agreed adjustments) shall be deemed to constitute the applicable “Final Gross Profit Performance Payment Statement” for purposes of this Agreement.

(iv)                              If any of the Proposed Gross Profit Performance Payment Adjustments are not resolved or otherwise agreed to (or deemed agreed to) in accordance with Sections 2.7(c)(ii) and 2.7(c)(iii) (the “Unresolved Gross Profit Performance Payment Statement Adjustments”) within forty-five (45) days after Parent’s receipt of a Notice of Gross Profit Performance Payment Disagreement, then the Unresolved Gross Profit Performance Payment Statement Adjustments may be submitted at the request of the Sellers or Parent to the Independent Accounting Firm or another accounting firm mutually agreed by the parties (the “Gross Profit Performance Payment Neutral Auditor”) for arbitration.  The scope of the review by the Gross Profit Performance Payment Neutral Auditor shall be limited to (A) a determination of whether the portions of the applicable Gross Profit Performance Payment Statement relating to such Unresolved Gross Profit Performance Payment Statement Adjustments were prepared in accordance with the terms of this Agreement and (B) based on its determinations of the matters described in clause (A), a statement of the adjustments (if any) to such Disputed Gross Profit Performance Payment Statement that are necessary with respect to the Unresolved Gross Profit Performance Payment Statement Adjustments in order to comply with the requirements of this Agreement.  The Gross Profit Performance Payment

Neutral Auditor shall not make, or be asked to make, any determination other than as set forth in this Section 2.7(c)(iv).  The Sellers and Parent shall use their respective reasonable best efforts to cause the Gross Profit Performance Payment Neutral Auditor to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Gross Profit Performance Payment Statement Adjustments.  The fees and expenses of the Gross Profit Performance Payment Neutral Auditor incurred pursuant to this Section 2.7(c)(iv) shall be borne by Sellers, on the one hand, and Parent, on the other hand, in proportion to the relative amount (in Dollars) such party’s calculations differ from the Gross Profit Performance Payment Neutral Auditor’s final determination.

(v)                                 When the Gross Profit Performance Payment Statement is finally determined in accordance with the procedures set forth in Section 2.7(c)(iv), the Gross Profit Performance Payment Statement as so agreed (or deemed agreed) or determined shall be the “Final Gross Profit Performance Payment Statement” for purposes of this Agreement.

(vi)                              The Final Gross Profit Performance Payment Statement shall be final and binding on the parties hereto, shall have the effect of an arbitral award and be used for determination of whether Parent must make a Gross Profit Performance Payment in accordance with this Section 2.7.

(vii)                           Prior to the end of 2015, Parent shall cause each of the Company’s and ICORE’s revenues and costs (including Rebates) to be accounted for separately in a manner sufficient to allow Sellers, Parent or the Gross Profit Performance Payment Neutral Auditor, as the case may be, to make an independent determination of the CDMI/ICORE Rebates Gross Profit.

Section 2.8.  References to Years.  As used in this Article II, each of the terms “2013”, “2014”, “2015”, and “2016” shall be deemed to refer to the fiscal year of Parent ended December 31 of such year.

Section 2.9.  Method of Payment to Sellers; Employee Bonus Payments.

(a)                                 Payments to Sellers.  All amounts required to be paid by Parent to the Sellers pursuant to the provision of this Article II shall be (i) paid by wire transfer of immediately available funds to the account(s) designated by the Sellers at least two (2) business days prior to the date on which such payment is required to be made, provided that, after the Closing, Parent shall deliver funds to the account(s) designated for such Seller on the immediately preceding payment date unless the Sellers timely designate otherwise; and (ii) allocated among the Sellers in proportion to their Pro Rata Share (as set forth on Annex A).

(b)                                 Employee Bonus Payments.  The percentage set forth next to the name of each of the individuals specified on Annex B (each, a “Bonus Employee”) is the “Employee Percentage” for such Bonus Employee.  Before the Closing, any Employee Percentage may be decreased to zero if such Bonus Employee’s right to a Sale Bonus is forfeited in accordance with the terms of such Bonus Employee’s Employment Agreement with the Company.  In the event of any such decrease, Annex B shall be automatically and immediately deemed amended to reflect such adjustment.

(c)                                  Calculation of Employee Portion and Timing of Payment.  For purposes of this Agreement, the aggregate amount of all Employee Percentages shall be the “Total Employee Percentage”, and the “Employee Portion” of any applicable payment of a portion of the Purchase Price shall be calculated and paid as follows:

(i)                                     the Employee Portion of the Closing Date Adjusted Base Amount payable in accordance with Section 2.2(b)(iv) shall equal the Total Employee Percentage multiplied by the Closing Date Adjusted Base Amount, and shall be paid to Bonus Employees through payroll of the Company net of required withholding on the Closing Date;

(ii)                                  the Employee Portion of any amount released from the Escrow Fund in accordance with Section 2.4 of this Agreement and the Escrow Agreement shall equal the Total Employee Percentage multiplied by the aggregate amount of such funds subject to release, and shall be paid to Bonus Employees through payroll of Parent or its Affiliate net of required withholding within thirty (30) days after such amount of the Escrow Fund is released to the Sellers;

(iii)                               the Employee Portion of the 2015 Retained Rebate Performance Payment paid, if at all, in accordance with Section 2.5(b), shall equal the Total Employee Percentage multiplied by such Retained Rebate Performance Payment, and shall be paid to Bonus Employees through payroll of Parent or its Affiliate net of required withholding within thirty (30) days after such payment is made to the Sellers;

(iv)                              the Employee Portion of the Conversion Performance Payments paid, if at all, in accordance with Section 2.6, shall equal the Total Employee Percentage multiplied by the applicable Conversion Performance Payment and shall be paid to Bonus Employees through payroll of Parent or its Affiliate net of required withholding within thirty (30) days after such payment is made to the Sellers; and

(v)                                 the Employee Portion of the Gross Profit Performance Payments paid, if at all, in accordance with Section 2.7, shall equal the Total Employee Percentage multiplied by the applicable Gross Profit Performance Payment, and shall be paid to Bonus Employees through payroll of Parent or its Affiliate net of required withholding within thirty (30) days after such payment is made to the Sellers.

(d)                                 Individual Payment of Employee Bonus Payments.  Parent or its Affiliate shall pay, at the time designated in Section 2.9(c), each Bonus Employee an amount in respect of each Employee Portion determined in accordance with this Article II equal to (i) the Employee Portion multiplied by (ii) the Employee Percentage applicable to such Bonus Employee with respect to such Employee Portion on the date the right to such payment arises hereunder. The total amount received by a Bonus Employee in respect of all Employee Portions is such Bonus Employee’s “Sale Bonus”.

(e)                                  No Third Party Rights.  It is understood and agreed between the parties hereto that all provisions contained in Section 2.9 and this Article II are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including any Bonus Employee, any Specified Employee, or other interested parties.

Section 2.10.  Withholding.  Parent acknowledges that it does not intend, based on applicable legal requirements as of the date of this Agreement and subject to each Seller filing with the IRS a valid election under Section 83(b) of the Code with respect to all Parent Shares issued pursuant to the Subscription Agreements entered into by Sellers, to withhold Taxes from any consideration payable pursuant to this Agreement except as expressly contemplated hereunder.  Notwithstanding the foregoing, Parent and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such a payment under applicable Tax law, provided that, excluding payments made to Bonus Employees, before deduction or withholding is made, Parent shall give Sellers twenty (20) days notice of the intention to make such deduction or withholding.  To the extent that amounts are so withheld and are paid over to the applicable Governmental Authority or other designated recipient, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers or the Bonus Employees in respect of whom such deduction and withholding was made by Parent or the Escrow Agent, as the case may be.  Any withholding made by Parent or any of its Affiliates or the Escrow Agent, as the case may be, in respect of the Employee Bonus Payments, together with the employer share of any applicable employment taxes relating thereto, shall be paid to the applicable Governmental Authority in all material respects in compliance with applicable Law.

Section 2.11.  Purchase Price Allocation.

(a)                                 For United States federal, state and local income Tax purposes, the Sellers and Parent agree that the Sale shall be treated under Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) with respect to Parent, as a deemed purchase of all of the assets of the Company, and (ii) with respect to the Sellers, as a sale of their Interests.

(b)                                 The Purchase Price (including, without limitation, the Employee Bonus Payments) (such amount, plus any additional amounts treated as consideration under Treasury Regulations Section 1.1060-1(c), the “Allocable Purchase Price”) shall be allocated among the assets of the Company.  Such allocation shall be made in accordance with the allocation principles set forth in Schedule 2.11(b) (the “Allocation Principles”) the requirements of Section 1060 of the Code and the Treasury Regulations thereunder.

(c)                                  No later than one hundred twenty (120) days immediately following the last day of the Company’s fiscal quarter in which the Closing Date occurs, Parent shall prepare and deliver to the Sellers its determination of the allocation of the Adjusted Base Amount (plus any additional amounts treated as consideration under Treasury Regulations Section 1.1060-1(c) paid at Closing) pursuant to Section 2.11(b) and the Allocation Principles (the “Allocation Schedule”), for Sellers’ review and approval.  If, within thirty (30) days following the delivery of the Allocation Schedule, Sellers notify Parent in writing that Sellers dispute any item reflected in the Allocation Schedule, Parent and Sellers shall cooperate in good faith to resolve such dispute.  Should Parent and Sellers fail to reach an agreement within thirty (30) days after Sellers notify Parent of such dispute, the determination of the disputed item or items shall be made by the Independent Accounting Firm.  The Independent Accounting Firm shall make its determination in accordance with  the principles and requirements of Section 2.11(b).  Neither Parent nor any Seller shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with this Section 2.11 and the agreed Allocation Schedule, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or non-United States Tax law).

(d)                                 The Allocation Schedule shall be adjusted to reflect any adjustments to the Purchase Price made pursuant to this Agreement (including as a result of the Retained Rebates Payments, Conversion Performance Payments or Gross Profit Performance Payments, if any) applying Section 2.10(b) and the methodology used in the initial Allocation Schedule as agreed pursuant to Section 2.10(c).

ARTICLE III
Representations and Warranties of the Sellers

Each Seller, jointly and severally, hereby represents and warrants to Parent as follows:

Section 3.1.  Authority; Noncontravention.

(a)                                 Each Seller has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).  No other action on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the consummation by it of the Transactions.

(b)                                 Neither the execution and delivery of this Agreement by such Seller nor the consummation by such Seller of the Transactions, nor compliance by such Seller with any of the terms or provisions hereof, will, assuming that the authorizations, consents and approvals referred to in Section 3.2 are obtained and the filings referred to in Section 3.2 are made, (i) violate any Law, judgment, writ, injunction or Permit of any Governmental Authority or any arbitration award applicable to such Seller or any of its properties or assets, or (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Seller under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, insurance policy, contract or other similar agreement or instrument (each, a “Contract”) or Permit, to which such Seller is a party, or by which it or any of its properties or assets may be bound or affected.  Without limiting the generality of the immediately preceding sentence, such Seller does not have any unsatisfied obligation under any Contract to notify any Person of such Seller entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

Section 3.2.  Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and (ii) as described on Section 3.2 of the Company Disclosure Schedules, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority (each, a “Governmental Approval”) are necessary for the execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the Sale and the other Transactions.

Section 3.3.  The Interests.  Section 3.3 of the Company Disclosure Schedules sets forth such Seller’s record and beneficial ownership of the Interests.  Other than the Interests listed on Section 3.3 of the Company Disclosure Schedules, such Seller has no other equity interests or rights to acquire equity interests in the Company.  Such Seller has good and valid title to the Interests set forth opposite his or her name on Section 3.3 of the Company Disclosure Schedules, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws.  Assuming Parent has the requisite power and authority to be the lawful owner of the Interests, upon the consummation of the Transactions, good and valid title to the Interests will pass to Parent, free and clear of any Liens, other than Liens on transfer imposed under applicable securities Laws.

Section 3.4.  Litigation.  There are no Legal Actions pending or, to the knowledge of such Seller, threatened against such Seller or any Affiliate of such Seller, before any Governmental Authority, that would be reasonably likely, individually or in the aggregate, to prevent, enjoin or otherwise materially delay the consummation of the Transactions.

Section 3.5.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Sellers, except for Deutsche Bank, the fees and expenses of which will be paid by the Sellers.

ARTICLE IV
Representations and Warranties of the Company

The Company represents and warrants to Parent that, except as set forth in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”):

Section 4.1.  Organization, Power, Standing and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Rhode Island, and has the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate the assets now owned, leased and operated by it.  The Company has delivered to Parent complete and correct copies of its articles of organization and the Company Operating Agreement, each as in effect on the date hereof (collectively, the “Company Organizational Documents”).  The Company is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification and in which the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company’s business.  The Company Organizational Documents are in full force and effect and the Company is not in default under or in violation of any of the provisions of the Company Organizational Documents.  The Company does not maintain written minutes of meetings, consents or actions of the Sellers and Managers of the Company, other than in connection with the entry into this Agreement and the consummation of the Transactions.

Section 4.2.  Subsidiaries.  The Company does not have any Subsidiaries.

Section 4.3.  Capitalization.  Section 4.3 of the Company Disclosure Schedules sets forth, with respect to the Company, (a) the names of each holder of Interests, (b) the type of Interests owned by each such holder, and (c) the amount of outstanding Interests held by each such owner.  The Interests as set forth on Section 4.3 of the Company Disclosure Schedules represent all of the outstanding equity interests of the Company. All of the Interests (a) have been duly authorized and validly issued, (b) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (c) were issued in compliance with applicable state and federal securities laws. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require or would require the Company to issue, sell or transfer any equity interests in the Company, including the Interests.

Section 4.4.  Authority; Noncontravention; Voting Requirements.

(a)                                 The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement, have been duly authorized and approved by all necessary action on the part of the Company and its members and no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Neither the execution and delivery of this Agreement by the Company, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5 are obtained and the filings referred to in Section 4.5 are made, violate any Law, judgment, writ, injunction or Permit of any Governmental Authority or any arbitration award applicable to the Company or any of its properties or assets, or (iii) assuming that the authorizations, consents and approvals described in Section 4.4(b) of the Company Disclosure Schedules are obtained and the filings disclosed in said Schedule are made, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any Contract or Permit to which the Company is a party, or by which it or any of its properties or assets may be bound or affected.  Without limiting the generality of the immediately preceding sentence, the Company does not have any unsatisfied obligation under any Contract to notify any Person of the Company entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

Section 4.5.  Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the HSR Act and (ii) as described on Section 4.5 of the Company Disclosure Schedules, no Governmental Approvals are necessary for the execution, delivery and performance of this Agreement by the Company.

Section 4.6.  Financial Statements and Controls.

(a)           The Company has delivered to Parent copies of (i) the audited balance sheets of the Company as at December 31, 2013, 2012 and 2011 and the related audited statements of income and cash flows of the Company for the years then ended, and related audit reports of Mayer Hoffman McCann P.C., (such audited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof (except as required by GAAP) throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein, except as noted therein.   The balance sheet of the Company as at December 31, 2013 is referred to herein as the “Balance Sheet” and December 31, 2013 is referred to herein as the “Balance Sheet Date”.

(b)           All books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) the financial reporting of the Company is reliable; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP.

(c)           The financial projections and business plan provided by the Company to Parent prior to the date hereof were prepared on a basis reflecting management’s reasonable estimates, assumptions and judgments, at the time prepared, as to the future financial performance of the Company.

(d)           Each of the Company’s principal executive officer and its principal financial officer have disclosed to the auditors that have prepared the audited financial statements referred to in Section 4.6(a) the existence at any time during the periods presented therein, to their Knowledge, of (i) any significant deficiency in the design or operation of the Company’s internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) and (ii) the occurrence since such date of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.7.  No Undisclosed Liabilities.

(a)           The Company does not have any Indebtedness or Liabilities other than (i) those reflected on or reserved against in the Balance Sheet or, if not required under GAAP to be reflected on a balance sheet, disclosed in the notes thereto or pursuant to another representation or warranty of the Company contained in this Article or the Company Disclosure Schedule, (ii) contractual obligations to be performed after the date hereof under Contracts set forth in Section 4.14(a) of the Company Disclosure Schedule, and (iii) those incurred after the Balance Sheet Date in the ordinary course of business and which are not material in amount.

(b)           The Company is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company in the Company’s financial statements.

Section 4.8.  Absence of Certain Changes or Events.  Since the Balance Sheet Date there have not been any events, changes in circumstances, developments or states of facts that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse impact, effect or consequence on or with respect to the Company.  Since the Balance Sheet Date (a) except as specifically contemplated or permitted by this Agreement, the Company has carried on and operated its business in the ordinary course of business consistent with past practice and (b) the Company has not taken any action described in Section 6.1 hereof that if taken after the date hereof and prior to the Closing without the prior written consent of Parent would violate such provision.  Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company which materially affects the use thereof.

Section 4.9.  Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, Legal Action against, or governmental or regulatory inquiry or investigation of, or healthcare regulatory review proceedings involving, the Company, nor is there any injunction, order, writ, judgment, ruling, sanction, award or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or the assets of the Company, by or before any Governmental Authority or arbitrator, including any of the foregoing that challenges any of the Transactions.

Section 4.10.  Compliance With Laws.  Except as set forth on Section 4.10 of the Company Disclosure Schedules, the Company is (and since January 1, 2011 has been) in compliance in all material respects with all Laws applicable to the Company, any of its properties or other assets or any of its businesses or operations and has not been charged with the violation of any Laws.  Since January 1, 2011, the Company has not received written notice from any Governmental Authority to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance with all Laws applicable to the Company, any of its properties or other assets or any of its business or operations.  For the avoidance of doubt, this Section 4.10 does not apply to (a) Tax matters, such matters being the subject of Section 4.11, (b) employee benefits and labor matters, such matters being the subject of Section 4.12, (c) environmental matters, such matters being the subject of Section 4.13, (d) Intellectual Property matters, such matters being the subject of Section 4.16, or (e) healthcare regulatory matters or Permit matters, such matters being the subject of Section 4.19.

Section 4.11.  Taxes.

(a)           All income and other material Tax Returns required to be filed by the Company or by the Sellers with respect to the Company or the income, assets, operations or business of the Company, have been timely filed (taking into account any extension of time to file), and all such Tax Returns are true correct and complete in all material respects.  All income and other material Taxes of the Company or with respect to the Company or the income, assets, operations or business of the Company that are due and payable have been fully and timely paid. The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all applicable Laws.

(b)           The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of Law).

(c)           The Company does not have any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes or the filing of any Tax Return.  No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.  No Liens for Taxes exist with respect to any assets or properties of the Company, except for Liens for Taxes not yet due and for which adequate reserves have been posted on the Balance Sheet in accordance with GAAP.

(d)           No audit or other administrative or court proceedings are in progress or pending with any Governmental Authority with respect to Taxes of the Company or the income, asset, operations or business of the Company.  No notice of any audit or other administrative or court proceeding and no notice of any deficiency or proposed Tax adjustment has been received in writing by the Company.

(e)           The Company has made available to Parent correct and complete copies of (i) all income and other material Tax Returns of the Company for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company.

(f)            The Company will not be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made or pre-paid amount received on or prior to the Closing Date.

(g)           The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (other than commercial contracts not primarily related to Taxes) pursuant to which such entity will have any obligation to make any payments after the Closing.

(h)           The Company is not the subject of any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities.

(i)            The Company has not engaged in a trade or business in any country outside the United States, does not have a permanent establishment in any country other than the United States, and has not engaged in any transaction subject to Tax in a jurisdiction outside the United States.

(j)            The Company is not, has never been and up to and including the Closing Date will not be (i) an “insurance company” as such term in defined in Section 816(a), or (ii) liable for any U.S. federal, state or local taxes specifically assessable on insurance premiums.

(k)           The Company has not engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b).

(l)            Since its inception, the Company has been, and at all times up to and including the Closing Date will be, properly characterized as a partnership under Treasury Regulation Section 301.7701-3 for United States federal, state and local income tax purposes.  The Company has not filed, and will not at any time up to and including the Closing Date file, an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation.

(m)          For purposes of this Agreement: (x) “Taxes” shall mean (A) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, value added, transfer, franchise, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheats, severance, stamp, occupation, property and estimated taxes, customs, charges, duties, fees or other assessments and charges of any kind whatsoever, (B) all interest, penalties or additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed or actually filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.12.  Employee Benefits and Labor Matters.

(a)           Section 4.12(a) of the Company Disclosure Schedule sets forth all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all other employee benefit plans, policies, agreements, programs, arrangements or practices, including, bonus, employment, consulting or other compensation, incentive, retention, equity or equity-based compensation, deferred compensation, change in control, termination or severance, stock purchase, severance pay, sick leave, vacation, disability, hospitalization, health or other welfare, life insurance, pension, retirement, profit sharing and scholarship plans, policies, agreements, programs, arrangements and practices sponsored or maintained by the Company or to which the Company has any current or contingent liability or contributes or is obligated to contribute thereunder for current or former employees, directors, Managers, officers and consultants of the Company (collectively, the “Company Plans”).  The Company and any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with (or which was during the last six years under common control or treated as a single employer with) the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) does not and has not in the last six years contributed or has been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), including a “multiemployer plan”, as defined in Section 3(37) of ERISA.  None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary.

(b)           True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Parent by the Company to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c)           The Company Plans have been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.  None of the Company, any “party in interest” or any “disqualified person”, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(d)           Each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable Treasury Regulations thereunder) for any service provider to the Company (i) is in material documentary and operational compliance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and Treasury Reg. §1.409A-6(a), and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Reg. §1.409A-6(a)(4)) since October 1, 2004, or (iii) is exempt from compliance pursuant to an exemption contained in Treasury Regulation §1.409A-1.

(e)           The Company Plans intended to qualify under Section 401 of the Code are so qualified, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code.  Nothing has occurred with respect to the operation of the Company Plans that would reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f)            All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date.

(g)           There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Knowledge of the Company, against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that would form the basis for any such claim or lawsuit.

(h)           Except as set forth on Section 4.12(h) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby (alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former employee, director, Manager, officer or consultant, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Plan or (iv) notwithstanding the disclosure on the Company Disclosure Schedules, give rise to the payment of any amount by the Company that would be nondeductible by reason of Section 280G of the Code or result in the imposition of an excise tax under Section 4999 of the Code.

(i)            Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for federal income tax or benefit plan purposes by the Company is not an employee for such purposes.

(j)            Except as set forth on Section 4.12(j) of the Company Disclosure Schedules, (i) none of the employees of the Company is represented in his or her capacity as an employee of the Company by any labor organization, (ii) the Company has not recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees; (iii) there is no union organization activity involving any of the employees of the Company pending or, to the Knowledge of the Company, threatened, nor has there been such activity in the past six years; (iv) there is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company pending or, to the Knowledge of the Company, threatened; (v) there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual; (vi) the Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax; (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company within the six (6) months prior to Closing.

Section 4.13.  Environmental Matters.

(a)           (A) The Company is, and since January 1, 2011 has been, in material compliance with all applicable Environmental Laws, (B) the Company has obtained all material licenses, certificates, approvals, permits, consents, waivers or other authorizations required under Environmental Laws for the conduct and operation of its business and is in material compliance with the terms and conditions thereof, (C) the Company has received no written notice of any investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company, (D) the Company has not received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (E) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any property owned, operated or leased by the Company or, to the Knowledge of the Company, any property to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring material Environmental Liabilities.  Without in any way limiting the generality of the foregoing, to the Knowledge of the Company and except as in material compliance with Environmental Laws, none of the real property owned by the Company or any leased property contains any underground storage tanks, asbestos in a damaged and friable condition, toxic molds, deed restrictions or other engineering controls due to environmental conditions, regulated quantities of polychlorinated biphenyls (PCBs), underground injection wells, waste management units, radioactive materials, or septic tanks or waste disposal pits or lagoons in which process wastewater or any Hazardous Materials have been discharged or disposed.  The Company has provided to Parent correct and complete copies of all existing environmental reports, reviews, assessments, surveys, claims and audits and all written information, in each case, in the Company’s possession or control and pertaining to (i) environmental conditions of the real properties and operations of the Company, and (ii) actual or potential Environmental Liabilities relating to the Company.

(b)           For purposes of this Agreement:

(i)            “Environmental Laws” means all applicable Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety (with regard to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act  (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act  (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto, each as in effect as of the Closing Date.

(ii)           “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of outside counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest required to be incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any violation of Environmental Law or a Release or threatened Release of Hazardous Materials. The term does not include Releases of de minimis quantities of Hazardous Materials that would not trigger obligations under Environmental Laws or be the subject of an enforcement action if brought to the attention of responsible Governmental Authorities.

(iii)          “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, toxic mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

Section 4.14.  Contracts.

(a)           Set forth in Section 4.14(a) of the Company Disclosure Schedules is a list of each Contract of the following types or having the following terms to which the Company is a party as of the date hereof, whether such Contract is based on a written or oral agreement:

(i)            a Contract that purports to limit, curtail or restrict the ability of the Company or any of its Affiliates (including Parent and its Affiliates following the Closing) or any Sellers to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Affiliates (including Parent and its Affiliates following the Closing) or any Seller may sell products or deliver services;

(ii)           a partnership or joint venture agreement;

(iii)          a Contract for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock, membership interests, assets or otherwise) that contains representations, warranties, covenants, indemnities or other absolute or contingent obligations that are still in effect;

(iv)          a Contract with any (x) Governmental Authority or (y) Manager or officer of the Company or any Affiliate of the Company;

(v)           a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(vi)          a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(vii)         an agreement relating to the transfer or voting of, or providing for registration rights with respect to, member interests in the Company (other than the Company Organizational Documents);

(viii)        a mortgage, pledge, security agreement, deed of trust, hypothecation, or other Contract granting a Lien on any property or assets of the Company, other than Permitted Liens;

(ix)          any Contract with any health plan customer of the Company that requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $50,000 per annum (a “Customer Contract”);

(x)           a Contract with a pharmaceutical manufacturer, including any such Contract involving any drug rebates, that requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $50,000 per annum (a “Manufacturer Contract”);

(xi)          a Contract (other than one with an employee or consultant or a Customer Contract or Manufacturer Contract) that involves consideration (whether or not measured in cash) of greater than $50,000 or has a duration extending beyond December 31, 2014 unless it may be terminated by the Company without penalty on not more than 90 days notice;

(xii)         a collective bargaining agreement;

(xiii)        a “standstill” or similar agreement;

(xiv)        a Contract for the current employment of any individual on a full-time, part-time, consulting or other basis;

(xv)         a Contract providing for severance or similar payments;

(xvi)        a Contract by which any Person other than the Sellers is entitled to receive any portion of the Purchase Price, including in respect of severance, retention, change in control or similar payments;

(xvii)       any lease for real property;

(xviii)      to the extent material to the business or financial condition of the Company, any (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, or (6) merchandising, sales representative or distribution Contract;

(xix)        Contracts granting a right of first refusal or first negotiation; and

(xx)         commitments or agreements to enter into any of the foregoing.

In addition, to the Knowledge of the Company, no employee of the Company is a party to or is bound by any agreement that limits the freedom of such employee to engage in a line of business or compete with any other Person, which would prevent him or her from providing the services currently provided to the Company by him or her after the Closing pursuant to the applicable Employment Agreement.  Each of the Contracts and other documents required to be listed on Section 4.14(a) of the Company Disclosure Schedule, together with each other Contract of such type entered into in accordance with Section 6.1, a “Material Contract.”  The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto.

(b)           Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company, subject to the Bankruptcy and Equity Exception.  The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company.  To the Knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by such other party thereunder, and the Company has not received any notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(c)           To the Knowledge of the Company, the Company has satisfied all performance standards under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Material Contract in the last or the current fiscal year.  The Company is not, and to the Knowledge of the Company, the Company has not received any notice that it is:  (i) required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, or (ii) subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard contained in such Material Contract.

Section 4.15.  Title to Properties.  The Company does not own any real property. Except as would not reasonably be expected to be material to the Company and subject to Section 6.11, the Company has good and valid title to, or a valid enforceable lease or sublease with respect to, all material properties which are reflected on the Balance Sheet as being owned or leased by the Company (or acquired after the date thereof) (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests and pledges that secure Indebtedness that is reflected in the most recent consolidated financial statements of the Company, (iii) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established, (iv) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Liens arising in the ordinary course of business or by operation of Law with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings, (v) Liens arising from leases of personal or movable property, (vi) Liens created by Parent or its Affiliates or any Person acting on behalf of, under or through Parent or its Affiliates and (vii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted (any Lien described in (i), (ii), (iii), (iv), (v), (vi) and (vii) above, a “Permitted Lien”).  The Company enjoys peaceful and undisturbed possession under all such leases or subleases in all material respects.

Section 4.16.  Intellectual Property.

(a)           For purposes of this Agreement:

(i)            “Company Intellectual Property” means all Intellectual Property Rights used in the conduct of the business of the Company, or owned or held for use by the Company.

(ii)           “Company Technology” means all Technology used in the conduct of the business of the Company, or owned or held for use by the Company.

(iii)          “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, provisional patents and utility models and applications therefor, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and equivalent or similar rights in inventions and discoveries, including invention disclosures, invention certificates, and the like (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, database rights, works of authorship and other rights corresponding thereto (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (A) through (D).

(iv)          “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

(v)           “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other documentation used in the ordinary course of business in the use thereof.

(vi)          “Technology” means, collectively, all information, technical data, programs, designs, formulas, algorithms, procedures, processes, specifications, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b)           Section 4.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registration of any Copyrights, in each case, owned or filed by the Company.  Section 4.16(b) of the Company Disclosure Schedule lists (i) the record owner of each such item, (ii) the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed and (iii) the date and number of any such registrations or applications.  To the Knowledge of the Company, (A) there are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Company Intellectual Property and no filings or fees due to be submitted or paid with respect to any Company Intellectual Property within ninety (90) days after the date of this Agreement and (B) no material Company Intellectual Property has lapsed or been cancelled or expired other than in the reasonable business judgment of the Company in the ordinary course of business.

(c)           The Company is the sole and exclusive owner of, or has valid and continuing rights to use, all of the Company Intellectual Property and Company Technology, in each case, owned or purported to be owned by or licensed to the Company, free and clear of any Liens.  To the Knowledge of the Company, the operation of the Company’s businesses do not infringe, constitute an unauthorized use of, violate, or misappropriate any Intellectual Property Rights of any third Person.  The Company is not a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (A) against the Company, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (B) contesting the right of the Company to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology.  The Company has not received written notice of any such threatened claim, nor to the Company’s Knowledge are there any facts or circumstances that would form the basis for any claim against the Company of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d)           To the Knowledge of the Company, no Person (including employees and former employees of the Company) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and the Company has not made any such claims against any Person (including employees and former employees of the Company) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e)           No Trade Secret or any other non-public, proprietary information of the Company as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement reasonably restricting the disclosure and use of the Company Intellectual Property or Company Technology.  The Company has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary or confidential information of the Company or any Person to whom the Company has a confidentiality obligation.

(f)            Except with respect to (i) licenses of off-the-shelf Software or (ii) any payments required of the Company under any Material Contract, the Company is not required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any Person with respect to the use of any Company Intellectual Property or Company Technology in the conduct of the business as currently conducted.

(g)           Section 4.16(g) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company; or (ii) used by the Company in its businesses and not commercially available on reasonable terms.

(h)           Except as set forth in Section 4.16(h) of the Company Disclosure Schedule, no Publicly Available Software (including, all derivative works thereof) (i) was used in connection with the development or modification of any Software used by the Company, (ii) forms part of the Technology owned by the Company, nor (iii) is, in whole or in part, embodied or incorporated into any of the Company’s products.

(i)            The Company owns, leases or licenses all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s business.  The data storage and transmittal capability, functionality and performance of the Computer Systems and the Computer Systems as a whole are adequate for the Company’s businesses.  Since January 1, 2013, the Computer Systems have not failed to any material extent and the data which they process has not been corrupted.  The Company has taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.  The Company maintains sufficient documentation regarding all Computer Systems, their methods of operation, and their support and maintenance.

Section 4.17.  Insurance.  Section 4.17 of the Company Disclosure Schedule sets forth a correct and complete summary of the material insurance and reinsurance policies held by, or for the benefit of, the Company as of the date of this Agreement, including the underwriter of such policies and the amount of the coverage thereunder (the “Policies”).  The Policies (i) have been issued by insurers or reinsurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company of a scope and coverage consistent with customary practice in the industries in which the Company operates and (iii) are in full force and effect.  The Company is not in breach or default, and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies, and no notice of cancellation or termination has been received by the Company with respect to any of the Policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.  All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to the Company and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.18.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, except for Deutsche Bank, the fees and expenses of which will be paid by the Company.

Section 4.19.  Health Care Regulatory Compliance.

(a)           Permits.  Section 4.19(a) of the Company Disclosure Schedules lists all Permits maintained by the Company in the conduct of its business.  The Company has obtained all of the material Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain its properties and assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company as currently conducted.  Each such Permit is in full force and effect in all material respects as of the date of this Agreement.  Each Manager, officer, employee, agent and contractor of the Company possesses all material Permits necessary for the lawful conduct of his or her duties and obligations in the operation of the business of the Company as currently conducted.  The operation of the business of the Company as currently conducted is not in violation of, nor is the Company in default or violation under, any Permit required to be listed on Section 4.19(a) of the Company Disclosure Schedules.  The Company has not received notice of any breach or violation from any Governmental Authority regarding any Permit and is not involved in any litigation, proceeding or investigation by or with any Governmental Authority relating to any Permit, which if resolved adversely would have a material impact on the ability of the Company to conduct its business as currently conducted.  There has been no decision by the Company to not maintain or renew any Permit currently held for the operation of its business.

(b)           Compliance with Health Regulatory Laws.

(i)            The Company is, and at all times since January 1, 2011, has been, in compliance with, and is not and has not been in violation of during the specified period, all Health Regulatory Laws, including, to the extent applicable, any federal or state Law regulating (A) fraud and abuse, (B) referral and financial relationships with providers, (C) insurance, (D) prompt payment of claims, (E) recordkeeping, (F) patient charges and billing, (G) quality, (H) safety, (I) network access, (J) privacy, (K) security and (L) disclosure of payments.  Without limiting the foregoing, none of the Company, or any Manager, officer, employee, or agent of the Company has engaged in any conduct that is prohibited under, or fails to comply with the requirements of, any Health Regulatory Law.  Except as set forth on Section 4.19(b) of the Company Disclosure Schedules, since January 1, 2011, the Company has not received or been subject to, and to the Knowledge of the Company there does not exist any fact, circumstance or condition that could give rise to, any written notice, charge, claim or assertion alleging any violations of Health Regulatory Laws or related Governmental Orders, and to the Knowledge of the Company, no charge, claim, assertion or action alleging any violation of any Law, Governmental Order, or Permit by the Company is currently threatened against the Company.  The payment by the Company of  reasonable entertainment expenses in the ordinary course of business that is consistent with the requirements of Health Regulatory Laws shall not be deemed a breach of this Section 4.19(b).

(ii)           Neither the Company, nor any of its officers, Managers, employees, contractors, or agents acting on their behalf: (A) are or have been convicted of or charged or threatened with prosecution or under investigation by a Governmental Authority for any violation of a Health Regulatory Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”);  (B) are or have been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances; (C) are excluded, suspended or debarred from participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or (D) have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(iii)          To the Knowledge of the Company, the Company has not failed to comply with Federal Health Care Program requirements applicable to the Company.

(iv)          The Company has not, directly or indirectly, received, paid or delivered any fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which in any manner is related to any contract of the Company and which is illegal under any applicable Law.  Without limiting the foregoing, none of the Company nor any officer, director, employee, Manager, contractor or agent of the Company, or any other Person acting on behalf of the Company, acting alone or together, has directly or indirectly (A) made any illegal contribution, gift, bribe, rebate, payoff, commissions, promotional allowances, influence payment, kickback, or other payment or economic benefit to any person, private or public, regardless of what form, whether in money, property, or services; (B) established or maintained any fund or asset that has not been recorded in the books and records of the Company; or (C) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any judgment, sentence, order or decree of any court or Governmental Authority.

(v)           None of the Company nor, to the Knowledge of the Company, any officer, director, employee, Manager, contractor or agent of the Company, or any other Person acting on behalf of the Company has made an untrue or fraudulent statement, including, but not limited to certification, to any Governmental Authority or agent thereof, failed to disclose a fact required to be disclosed to a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a  statement that could reasonably be expected to provide a basis for any Governmental Authority or agent thereof, to cause the Company to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements.

(c)           Medicare Part D.  The Company does not sponsor a Medicare Part D Plan. The Company provides services as a subcontractor to a Medicare Part D Plan sponsored by a

Person unaffiliated with the Company. The Company is in compliance with its subcontractor obligations in respect of such services and is in compliance with all Laws applicable to the services provided to such Medicare Part D Plan sponsor.

(d)           Corporate Compliance Program.  The Company has adopted and maintains a compliance program that is intended to assist the Company to be in compliance with all Laws, standards and guidelines relevant to its business, including all Health Regulatory Laws, and includes each of the following elements: (i) a code of conduct and other applicable policies and procedures; (ii) training on the code of conduct, policies and procedures; (iii) an auditing and monitoring function; (iv) disciplinary guidelines to enforce compliance standards; (v) an anonymous reporting process for potential violations of Law or the compliance program; (vi) designation of a compliance officer; and (vii) a mechanism for ensuring the effectiveness of the compliance program.  None of the Company nor its officers, directors, Managers, employees, contractors or agents has violated any such compliance program in any material respect.

(e)           Privacy Compliance.  (i) The Company is in compliance with all applicable security and privacy standards regarding protected health and employee information, or any applicable local, state, provincial or federal privacy Laws, including but not limited to HIPAA; (ii) any employee or patient information that has been collected, used or disclosed has been done so with the consent of each individual to whom the information relates, if such consent, implied or otherwise, was required under applicable privacy Law or has been used only for the purposes for which such information was initially collected; (iii) the Company has developed and implemented policies, procedures and training programs to help assure past, current, and ongoing compliance with HIPAA’s privacy, security and standard transactions regulations and state privacy and security laws; (iv) the Company maintains all necessary “business associate” agreements with “covered entities” as required under HIPAA, and are in compliance with all such “business associate” agreements; and (v) no violation of any applicable privacy Law, including but not limited to HIPAA, has been alleged or, to the Knowledge of the Company, threatened against the Company by any Governmental Authority, including but not limited to the Office of Civil Rights of the U.S. Department of Health and Human Services, a patient or any other Person since January 1, 2011.

(f)            Manufacturer Discounts and Rebates.  The Company has properly documented, accounted for and disclosed to its customers all manufacturer discounts, rebates, incentive payments, administrative fees and remuneration from pharmaceutical manufacturers in full compliance with Health Regulatory  Laws (including the provisions of ERISA and state and federal Anti-Kickback statutes), and the policies and contractual requirements of manufacturers and customers regarding such manufacturer discounts, rebates, incentive payments, administrative fees and remuneration.

(g)           Drug/Pharmaceutical Purchases, Inventory and Dispensing.  The Company does not purchase, hold in inventory or dispense drugs or pharmaceuticals.

Section 4.20.  Accounts and Notes Receivable and Payable.

(a)           All accounts and notes receivable of the Company have arisen from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms.  All accounts and notes receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof and are valid, undisputed claims of the Company subject to applicable reserve for returns for doubtful accounts, and such reserves are adequate and were calculated in a manner consistent with past practices and in accordance with GAAP consistently applied.  All accounts and notes receivable arising after the Balance Sheet Date are and will be good and collectible at the aggregate recorded amounts thereof and are and will be valid, undisputed claims of the Company subject to applicable reserve for returns for doubtful accounts, and such reserves are and will be adequate and were and will be calculated in a manner consistent with past practices and in accordance with GAAP consistently applied.  None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods or services subject to any repurchase, return, refund or rebate arrangement.

(b)           All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Section 4.21.  Related Party Transactions.  Except as set forth on Section 4.21 of the Company Disclosure Schedule and except as expressly permitted or required by the terms of this Agreement (including pursuant to Section 6.11), no employee, officer, Manager or member of the Company, or, to the Knowledge of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company except for salary, wages and other amounts payable to or for the benefit of employees pursuant to any Company Plan, nor does the Company owe any amount to, or has the Company made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person, (ii) is a party to any Contract with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, Manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 4.22.  Banks; Power of Attorney.  Section 4.22 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Section 4.22 of the Company Disclosure Schedule, no person holds a power of attorney to act on behalf of the Company.

Section 4.23.  Customers and Suppliers.

(a)           Section 4.23(a) of the Company Disclosure Schedule sets forth a list of each Customer Contract and each Manufacturer Contract, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during the Company’s last fiscal year.

(b)           Except as set forth on Section 4.23(b) of the Company Disclosure Schedules, since the Balance Sheet Date, no party to a Customer Contract or a Manufacturer Contract has terminated its relationship with the Company or reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company or the Sellers, no such party has notified the Company that it intends to terminate or reduce or change the pricing or other terms of its business with the Company and there is no existing fact, circumstance or condition that would reasonably be expected to give rise to such a notice.

Section 4.24.  Sales Personnel.  Each sales agent employed with the Company is properly licensed and appointed to sell the products and services of the Company.  The compensation payable by the Company to such employees complies with applicable Health Regulatory Laws.

Section 4.25.Capital or Surplus Management.  Except as set forth on Section 4.25 of the Company Disclosure Schedules, to the Knowledge of the Company, the Company is not subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its membership interests or shares of capital stock, except for such requirements or restrictions under insurance or other Laws of general application or the Company Organizational Documents.

Section 4.26.  No Other Rights to Purchase Price.  Except as set forth in Section 4.14(a)(xvi) of the Company Disclosure Schedules and except for the Sellers and, pursuant to the terms hereof, Parent and its Affiliates, no Person is entitled to or will receive any portion of the Purchase Price, whether by reason of an interest in the Company, an agreement or understanding, oral or written, with a Seller or the Company, or for any other (or no) reason (other than, in each case, pursuant to bona fide estate planning or the Laws of wills, succession and intestacy).

ARTICLE V
Representations and Warranties of Parent

Parent hereby represents and warrants to the Sellers as follows:

Section 5.1.  Organization, Standing and Corporate Power.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 5.2.  Authority; Noncontravention.

(a)           Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Transactions, have been duly authorized and approved by its Boards of Directors and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ, injunction or Permit of any Governmental Authority or any arbitration award applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent under, any of the terms, conditions or provisions of any Contract or Permit to which Parent is a party, or by which it or any of its properties or assets may be bound or affected that, individually or in the aggregate, would reasonably be expected to adversely affect the ability of Parent to perform, in a timely manner, its obligations under this Agreement or to consummate the Transactions, or that would reasonably be expected to, individually or in the aggregate, adversely affect the ability of Parent to perform, in a timely manner, its obligations under this Agreement or to consummate the Transactions.

Section 5.3.  Governmental Approvals.  Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no Governmental Approvals are necessary for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to, individually or in the aggregate, adversely affect the ability of Parent to perform, in a timely manner, its obligations under this Agreement or to consummate the Transactions.

Section 5.4.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.5.  Litigation.  There is no Legal Action pending or, to the Knowledge of Parent, threatened against Parent and Parent is not subject to any outstanding injunction, order, writ, judgment, ruling, sanction, award or decree of any Governmental Authority that would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Transactions or (b) otherwise prevent or materially delay performance by Parent of any closing condition set forth in Section 7.3 or of its material obligations under this Agreement.

Section 5.6.  Purchase for Investment.  Parent is acquiring the Interests for its own account for investment and not with a view to, or for offer or resale in connection with, a distribution of any of the Interests or any “beneficial interest” in the Interests within the meaning of the Securities Act and Parent has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any Interests or any beneficial interest in any Interests to any other Person.  Parent understands that the Interests have not been registered under the Securities Act or applicable state securities Laws, and that none of the Interests may be offered for sale, sold or otherwise transferred unless they are registered or otherwise qualified under federal and any applicable state securities Law or unless an exemption from such registrations or qualifications is available.

Section 5.7.  SEC Reports.  Parent has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act.  As of their respective filing dates, each statement or report filed by Parent with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (collectively, the “Parent SEC Filings”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC and of NASDAQ.

Section 5.8.  ICORE Rebates Business.  The gross profit projections for the ICORE Rebates Business used for the establishment of the CDMI/ICORE Rebates 2014 Target Gross Profit and the CDMI/ICORE Rebates 2015 Target Gross Profit are consistent with Parent’s internal projections, budgets and business plans.  The gross profit projections referred to in the first sentence of this Section 5.8 are, in Parent’s view, consistent with the ICORE Rebates Business Contracts and their status, including defaults, terminations or cancellations thereof.

ARTICLE VI
Additional Covenants and Agreements

Section 6.1.  Conduct of Business.  Except as expressly required or permitted by this Agreement (including pursuant to Section 6.11), as required by applicable Law or as permitted by the prior written consent of Parent, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Company shall (i) conduct its business in the ordinary course of business, (ii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (iii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of the Company’s business and those having business relationships with it and the present relationships with its officers and key employees, in each case, so that its goodwill and ongoing business shall be unimpaired at the Closing, and (iv) keep in full force and effect all material insurance policies maintained by the Company, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement, required by applicable Law, specified in Section 6.1 of the Company Disclosure Schedules or permitted by the prior written consent of Parent, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Company shall not:

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber any of the Interests, other equity interests in the Company, or any securities, rights or options convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, or any calls, commitments or any other agreements to purchase or acquire, any Interests or any membership interests, securities or equity interests in or of the Company; (ii) redeem, purchase or otherwise acquire any of the outstanding Interests; or (iii) other than in accordance with the Company Organizational Documents, declare, set aside for payment or pay any distribution on, or make any other distribution in respect of, the Interests, or otherwise make any payments to the Company in their capacity as such, provided, that Sellers may cause the Company to distribute all cash of the Company in excess of the Closing Date Net Working Capital Target immediately prior to Closing;

(b)           incur or assume any Indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company except for individual amounts equal to or less than $100,000 and in no event greater than $250,000 in the aggregate;

(c)           sell, transfer, assign, lease, mortgage, encumber, license (other than non-exclusive licenses received from or granted to customers in the ordinary course of business) or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than a Permitted Lien, any of its properties or assets having a value individually or in the aggregate in excess of $250,000 to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 6.1(c) of the Company Disclosure Schedules, correct and complete copies of which have been made available to Parent or (ii) dispositions of obsolete or worthless assets;

(d)           make any capital expenditures except in the ordinary course of business and in an amount not in excess of $100,000 in the aggregate for the Company taken as a whole during any three consecutive month period;

(e)           (i) directly or indirectly acquire, by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or any division or business of any Person or (ii) otherwise acquire any material properties or assets except in the ordinary course of business, provided that no such acquisition in the ordinary course of business of any assets that, individually, has a purchase price in excess of $10,000 or any group of related assets that, in the aggregate, has a purchase price in excess of $50,000, shall be made without reasonable prior notice to Parent and Parent’s prior written consent;

(f)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than in the ordinary course of business consistent with past practice;

(g)           (i) enter into, terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any Material Contract, or, other than in the ordinary course of business any other Contract that is material to the Company, (ii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement (in each case, other than any such agreement with Parent) in all material respects, provided, that any consent of Robert Field on behalf of Parent for the Company to take such action described in this clause (g) need not be in writing to be effective;

(h)           except as required under any Company Plan or as required by applicable Law, and other than in the ordinary course of business, (i) increase in any manner the compensation or benefits of any of its current or former Managers, officers or employees, (ii) hire or terminate any Manager, officer or employee or (iii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, program, agreement, trust, fund or arrangement with, for or in respect of, any current or former director, Manager, officer, other employee, consultant or Affiliate (or any arrangement that would be a Company Plan if in effect on the date of this Agreement);

(i)            make, change or revoke any Tax election (including making an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation); file any material amended Tax Return; enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provisions of applicable Law) or any tax allocation agreement or tax sharing agreement; settle or compromise any material claim, liability or assessment relating to Taxes; surrender any right to claim a refund of Taxes; or obtain any Tax ruling;

(j)            make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k)           amend the Company Organizational Documents;

(l)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m)          pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company, for an amount, in the aggregate, exceeding $100,000 or if such payment or settlement would result in the Company being subject to any order or agreement that would materially restrict or alter the conduct of the business as currently conducted;

(n)           enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(o)           enter into, or modify, amend or terminate, any Contract, except for any Company Plan in accordance with (h) above, which would (i) cause the Company to incur a liability in excess of $50,000 or receive revenues in excess of $50,000, or (ii) have a term of more than one year (unless the Company may cancel such Contract in its discretion without incurring a liability in excess of $10,000) or (iii) reasonably be expected to have a Material Adverse Effect on the Company (provided, however, that in no event will the Company be considered in breach of this clause (iii) in connection with entering into a Contract after the date hereof as to which it has received the written consent of Parent) , provided, that any consent of Robert Field on behalf of Parent for the Company to take such action described in this clause (o) need not be in writing to be effective; or

(p)           agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2.  No Solicitation by the Company; Etc.

(a)           Neither the Company nor the Sellers shall, and shall cause the Company’s officers, Managers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to not, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, a Takeover Proposal, (ii) participate in any discussions or negotiations with any Person regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal.

(b)           The Company or the Sellers shall promptly notify Parent, orally and in writing if, and in no event later than two (2) business days after, any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations (or continuation of discussions or negotiations) are sought to be initiated with, the Company or any Seller in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry, request or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries, requests or other contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry, request or other contact).

(c)           For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Interests or other equity interests in the Company, or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

Section 6.3.  Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement (including Section 6.3(d)), each of the parties hereto shall cooperate with the other parties and use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents

(including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five (5) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Parent and the Company shall share equally the fees incurred by Parent and the Company in connection with the aforementioned filings under the HSR Act.

(c)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with or to a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent reasonably practicable each will consult the other in advance on, all information relating to the other party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d)           In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.  Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any change of or restriction on its business, and nothing in this Section 6.3 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.3 or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s business, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict or change the manner in which, or whether, Parent, the Company or any of their Affiliates may carry on business in any part of the world.

Section 6.4.  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Sellers.  Thereafter, neither the Company, Sellers nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Sale, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or in the case of Parent by its listing agreement with any securities exchange as determined in its good faith judgment (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation insofar as practicable with the Sellers).

Section 6.5.  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company agrees that, prior to the Closing or the termination of this Agreement in accordance with Article VIII, Parent and its Representatives shall, during normal business hours and upon reasonable request by Parent at least twenty-four (24) hours in advance, be entitled to make such investigation of the properties, assets, businesses and operations of the Company and such examination of the books, records and financial condition of the Company; provided, however, that nothing herein shall obligate Sellers or the Company or any of their respective Affiliates to take any actions that would (a) unreasonably interrupt the normal course of the business, or (b) result in any waiver of attorney-client privilege or violate any Laws or the terms of any Contract to which any Seller or the Company or any of their respective Affiliates is a party or to which any of their respective assets are subject, provided further, that prior to the expiration of any waiting period under Antitrust Laws applicable to the Transactions, Parent and its Representatives shall only be permitted such reasonable access which would comply with the requirements of the Antitrust Laws.  The parties shall cooperate in good faith in order to mitigate, or put in place reasonable procedures to lessen, the impact of complying with the foregoing restrictions.  No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Sellers contained in this Agreement, the Company Documents or any Ancillary Agreement.  In order that Parent may have the opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request regarding the affairs of the Company, the Company shall use commercially reasonable efforts to cause its Representatives to cooperate with Parent’s Representatives in connection with such review and examination; provided, that the Company and Sellers shall have the right to have a Representative present at all times during any such inspection, review and examination.  Parent and its Representatives shall hold information received from the Company pursuant to this Section 6.5 in confidence in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect.  Notwithstanding anything in this Agreement to the contrary, in the event of any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control.  From and after the date of this Agreement until the Closing Date, Parent shall not have access to or communicate with any employees or any customers, suppliers or other counterparties of the Company without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed) and then only on such terms to which Sellers consent.

Section 6.6.  Notification of Certain Matters.  The Company and the Sellers shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Sellers, of (i) any written notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person (other than Persons responding to notices delivered in accordance with Section 6.8) alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against or otherwise involving such party or any of its Subsidiaries or Affiliates which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality to be untrue or (B) that is not so qualified to be untrue in any material respect or, in the case of the Company, would cause any of the information provided in the Company Disclosure Schedules to not be true and correct as of the time such information was provided in light of such discovery or occurrence or non-occurrence, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (x) cure any breach of any representation or warranty of the party giving such notice or any non-compliance by the party giving such notice with any covenant, agreement or other provision contained in this Agreement or (y) limit the remedies available to the party receiving such notice in respect of such breach or non-compliance.  The Company shall have the right to update Section 10.13 of the Company Disclosure Schedules in respect of the Specified Employee Bonus and Specified Employees not less than five (5) business days before the Closing Date.

Section 6.7.  Fees and Expenses.  Except as may otherwise be provided herein (including Transaction Expenses taken into account in the calculation of the Purchase Price), all fees and expenses incurred in connection with this Agreement, the Sale and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Sale is consummated.

Section 6.8.  Change In Control Customer Contracts.

(a)           The Company shall, prior to the Closing Date, (i) notify each third party to the Contracts listed on Section 4.4(b) of the Company Disclosure Schedules of the Transactions and (ii) request a waiver, if required, of any termination rights arising as a result of the Transactions from each such party.

(b)           Prior to the Closing, Sellers shall, and shall cause the Company to, use commercially reasonable efforts to obtain any such consents and waivers contemplated by Section 6.8(a).

Section 6.9.  Tax Matters.

(a)           Sellers shall, at their own expense, prepare and file or cause to be prepared and filed all Pass-Through Tax Returns that are required to be filed by or with respect to the Company for any Pre-Closing Tax Period.  Sellers shall deliver to Parent copies of any such Pass-Through Tax Return at least thirty (30 days) prior to the due date for filing such Pass-Through Tax Return, and shall permit Parent to review and comment on such Tax Return prior to filing and Sellers shall consider Parent’s comments in good faith.  The Company shall prepare (or cause to be prepared) all Tax Returns of the Company for Pre-Closing Tax Periods (other than Pass-Through Tax Returns described above).  All such Tax Returns shall be prepared in a manner consistent with past practice; provided that there is a reasonable basis for the positions claimed on such Tax Returns.  The Company shall deliver to Parent, in the case of any such Tax Return required to be filed on or prior to the Closing, or to the Sellers, in the case of any such Tax Return required to be filed after the Closing Date, copies of each such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return, and shall permit Parent or the Sellers, as applicable, to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).  To the extent that any such Tax Return is required to be filed on or prior to the Closing Date, the Company shall timely file such Tax Return. If any such Tax Return is required to be filed by the Company after the Closing Date, Parent shall timely file (or cause to be timely filed) such Tax Return.  If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then the Company or Parent, as applicable, shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute. The Company shall timely pay (or cause to be paid) to the applicable Taxing Authority all Taxes shown to be due on any Tax Return described in this Section 6.9(a); provided that, with respect to any such Tax Return required to be filed after the Closing Date, the Sellers shall pay to Parent the amount of Taxes for which the Sellers are responsible pursuant to Section 9.2(a)(iii) not later than five (5) days prior to the due date for filing such Tax Return (taking into account all extensions properly obtained), notwithstanding any dispute with respect to such Tax Return.

(b)           Following the Closing, the Company shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the Company after the Closing Date in respect of any Straddle Period.  A copy of any such Tax Return shall be delivered to the Sellers at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Sellers to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).  If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then the Company shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute. The Sellers shall remit to Parent the portion of any Taxes with respect to any such Tax Returns for which the Sellers are responsible pursuant to Section 9.2(a)(iii) (taking into account Section 6.9(c)) not later than five (5) days prior to the due date for filing such Tax Returns (taking into account all extensions properly obtained) notwithstanding any dispute with respect to any such Tax Return.

(c)           In order to apportion appropriately any Taxes relating to Straddle Periods, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing

Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”). In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of the Company for the period which would have qualified as a Short Period if such election had been permitted by applicable Law (an “Interim Period”) shall be (i) in the case of any property Tax, ad valorem Tax, or exemption, allowance or deduction that is calculated on an annual basis (including, but not limited to, depreciation and amortization deductions), the total amount of such Tax or item for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of any Tax or item not described in clause (i), the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have the sole right to control, through counsel of its own choosing, the defense or settlement of any claim or proceeding relating to a Pre-Closing Tax Period of the Company, provided, that the Sellers (i) shall keep Parent apprised of all developments relating to such claim or proceeding, (ii) shall provide Parent with copies of all correspondence from any taxing authority relating to any such claim or proceeding, (iii) shall provide Parent in advance with any proposed submission relating to such claim or proceeding, (iv) shall consult with Parent in good faith concerning any such submission and the conduct of the proceeding, and (v) shall not finally settle any such claim or proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the terms of this Section 6.9(d) and Section 9.5, the terms of this Section 6.9(d) shall govern.

(e)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the sole right to control, through counsel of its own choosing, the defense or settlement of any claim or proceeding relating to a Straddle Period of the Company, provided, that Parent (i) shall keep the Sellers apprised of all developments relating to such claim or proceeding, (ii) shall provide the Sellers with copies of all correspondence from any taxing authority relating to any such claim or proceeding, (iii) shall provide the Sellers in advance with any proposed submission relating to such claim or proceeding, (iv) shall consult with the Sellers in good faith concerning any such submission and the conduct of the proceeding, and (v) shall not finally settle any such claim or proceeding without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the terms of this Section 6.9(e) and Section 9.5, the terms of this Section 6.9(e) shall govern.

(f)            Each party hereto agrees to reasonably co-operate, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns, any audit, litigation or other proceeding with respect to Taxes of or with respect to the Company. The parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.

(g)           All sales, use, gross receipts, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties and interest) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement, if any, shall be borne one-half by Sellers and one-half by Parent.  The party customarily responsible under applicable law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the parties will reasonably cooperate in duly and properly completing any such Tax Returns and other documentation.  The party responsible for filing any such Tax Returns shall provide to the other party evidence of timely filing and payment of all such Transfer Taxes.  Within fifteen (15) days after receipt of such evidence, the receiving party shall pay to the filing party its one-half share of such Transfer Taxes.

(h)           Parent shall promptly pay or cause to be paid to the Sellers all refunds or overpayments of Taxes and interest thereon received by such Parent or its Affiliates attributable to Taxes paid by Sellers or the Company relating to any Pre-Closing Tax Period or to the Sellers’ allocable share of any such amounts relating to any Straddle Period, net of any Taxes or expenses incurred in connection with the receipt or realization thereof, to the extent the respective amounts were received in cash or reduced Taxes otherwise payable by Parent or the Company, provided that Parent shall not be obliged to reimburse the Sellers if and to the extent the respective amounts that are (i) accrued and reflected on the Final Closing Statement and taken into account in the determination of Purchase Price or (iii) are attributable to a carryback of a loss or other tax attribute from a taxable period (or the portion of a Straddle Period) beginning after the Closing Date.

Section 6.10.  Related Party Transactions.  As of the Closing Date, all transactions, agreements, relationships and payments set forth on Section 4.21 of the Company Disclosure Schedules shall be terminated without any further obligation of the Company.

Section 6.11.  Assignment of Excluded Assets.  No later than immediately prior to the Closing, the Company shall, and Sellers shall cause the Company to, convey, assign, transfer and deliver to the applicable Seller or Sellers’ designees, either (at Sellers’ direction) (i) without the payment of consideration as a distribution with respect to Sellers’ interest in the Interests or (ii) for the payment of nominal consideration, and such Seller or Sellers’ designee shall acquire and take assignment and delivery from the Company of, all rights, title and interest of the Company in and to the Excluded Assets, free and clear of all Liens created by Parent or its Affiliates.  Notwithstanding anything to the contrary contained in this Agreement, following the pre-Closing transaction provided for in the previous sentence, the Company’s remaining assets will not include the Excluded Assets, and any reference in the representations, warranties, covenants and agreements in this Agreement to the assets of the Company will not include the Excluded Assets.

Section 6.12.  Employees and Benefits.

(a)           For at least the period commencing on the Closing Date through the last day of the year in which the Closing occurs, Parent shall, or shall cause the Company to provide compensation and employee benefits (including employee welfare and retirement benefits) to each individual who is employed by the Company immediately prior to the Closing (the

“Company Employees”) that, in the aggregate, are substantially comparable in all material respects to those provided by the Company to such continuing employees immediately prior to the Closing Date; provided, however, that nothing in this Section 6.12(a) shall require the Company to, or require Parent to cause the Company to, continue to employ any Company Employee for any specified period of time after the Closing.

(b)                                 It is understood and agreed between the parties hereto that all provisions contained in this Section 6.12 are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including any Company Employee, any participant in any benefit or compensation plan or any beneficiary thereof.  Nothing in this Section 6.12 constitutes a contract of employment or guarantees any person continued employment or particular compensation or employee benefits after the Closing.  In addition, nothing contained herein shall (i) be treated as an amendment of any benefit plan, policy or program, or (ii) give any third party any right to enforce the provisions of this Section 6.12.

Section 6.13.  Director/Manager and Officer Liability and Indemnification.  For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Company to, amend, repeal or modify any provision in any Company Organizational Document providing for the exculpation or indemnification with respect to acts or conduct prior to the Closing of former officers and directors/managers (or equivalent governance position holders) unless (a) required by applicable Law or (b) in connection with a restructuring in which the governing documents of the successor to the Company includes exculpation or indemnification provisions (provided, that such provisions shall be equivalent or more favorable to such Persons in all respects) with respect to such acts or conduct for the benefit of such Persons, it being the intent of the parties that the officers and directors/managers (and equivalent governance position holders) of the Company prior to the Closing shall continue to be entitled for such 6-year period to exculpation and indemnification under such provisions with respect to acts or conduct prior to the Closing to the fullest extent permitted under applicable Law.

Section 6.14. Pre-Closing Part D Disclosure.  For all customers for which the Company has administered any Medicare Part D business in calendar years 2011 or 2012, the Company will send a disclosure (the “Part D Disclosure”) to each such customer within ten (10) days following the date hereof, which shall include for each plan year the applicable information related to Direct and Indirect Remuneration (DIR) reporting requirements as set forth in 42 C.F.R. § 423.301 et seq, as further clarified in the Centers for Medicare & Medicaid Services memorandum dated June 7, 2013 entitled “Final Medicare Part D DIR Reporting Requirements for 2012,” (the “DIR Reporting Requirements”).  Specifically, the Company shall disclose to each such Part D customer, in form and substance as laid out in the DIR Reporting Requirements and with respect to Medicare Part D, (i) the amount of rebates retained by the Company (DIR #1 in the DIR Reporting Requirements), (ii) the amount of rebates paid to the customer (DIR #3 in the DIR Reporting Requirements), (iii) the amount of administrative fees paid to the Company (DIR #4 in the DIR Reporting Requirements), (iv) the detailed DIR amounts in the aggregate for each 11-digit NDC (rebate dollars and all other DIR), (v) the amounts, if any, applicable to any other “Column Name” in the DIR Reporting Requirements, whether or not considered DIR (e.g., Rebate Admission Fees Reported as Bona Fide Service Fees), and (vi) if the Company has deducted from earned rebates the amount of service fees owed by the customer to the Company for clinical and similar programs, the amount of the earned rebates and the amount of the service fee(s).  The cover letter to each Part D Disclosure shall explain the purpose of the disclosure and shall state the following (or words of substantially similar import acceptable to Parent): “The Company negotiates and contracts with pharmaceutical manufacturers to obtain rebates attributable to the utilization of certain brand drugs.  Rebate amounts may vary based upon the amount of utilization, formulary position, and benefit design (sometimes referred to as formulary or access rebates), and in some instances based on market share across the Company’s book of business generally and not in respect of any individual plan customer (sometimes referred to as market share or performance rebates).  In addition, the Company provides administrative services to pharmaceutical manufacturers, including providing data to such manufacturers to verify the amount of the rebate to be paid and otherwise administering the rebate program.  The administrative fees do not exceed 3% of the wholesale acquisition cost for the products at issue.  Finally, the Company provides additional services to pharmaceutical manufacturers unrelated to the administration of rebates, for which the Company earns compensation also based on the fair market value of such services.”  The cover letter to the Part D Disclosure shall also indicate that the information is also being provided to satisfy the requirements of Section 6005 of the Affordable Care Act (Pharmacy Benefit Managers Transparency Requirements).  For all customers for which the Company has administered any Medicare Part D business in calendar year 2013, the Company shall (or, if after Closing, Parent may cause the Company to) send the disclosure required by this Section 6.14 as soon as reasonably possible once the Company obtains the final, reconciled information necessary to enable it to complete the DIR Report Requirements for 2013.

Section 6.15.  Post-Closing Commercial Business Disclosure.  For all customers for which the Company administered any commercial business in calendar year 2013, the Sellers acknowledge and agree that Parent may cause the Company to send a disclosure (the “Commercial Business Disclosure”) to each such customer as promptly as practicable following the Closing Date, but in no event later than 30 days following the Closing Date, which shall include (i) the annual disclosure it has provided to each such customer relating solely to its commercial (non-Medicare, non-Managed Medicaid) business, and indicating that the figures relate solely to such commercial business and (ii) if the Company has deducted from earned rebates the amount of service fees owed by the customer to the Company for clinical and similar programs, the amount of the earned rebates and the amount of the service fee(s).  Such cover letter to each Commercial Business Disclosure shall be in a substantially similar form as those provided to plans in February 2014 and shall in addition state the following (or words of substantially similar import acceptable to Parent): “The Company negotiates and contracts with pharmaceutical manufacturers to obtain rebates attributable to the utilization of certain brand drugs.  Rebate amounts may vary based upon the amount of utilization, formulary position, and benefit design (sometimes referred to as formulary or access rebates), and in some instances based on market share across the Company’s book of business generally and not in respect of any individual plan customer (sometimes referred to as market share or performance rebates).  The amount that a manufacturer pays to the Company relating to a particular brand drug (whether in formulary/access rebates or market share/performance rebates, or both) may differ from and exceed the amount that the Company has paid to your plan in Rebate payments.  The Company may retain a portion of such rebates as compensation for its services to your plan.  In addition, the Company provides administrative services to pharmaceutical manufacturers, including providing data to such manufacturers to verify the amount of the rebate to be paid and otherwise administering the rebate program.  In general, the Company retains such administrative fees, which typically do not exceed 3% of the wholesale acquisition cost for the products at issue, for its services.  Finally, the Company provides additional services to pharmaceutical manufacturers unrelated to the administration of rebates, for which the Company earns compensation also based on the fair market value of such services.”

Section 6.16.  Managed Medicaid Business Disclosure.  For all customers for which the Company administered any Managed Medicaid business in calendar year 2013, the Sellers acknowledge and agree that Parent may cause the Company to send a disclosure (the “Managed Medicaid Business Disclosure”) to each such customer as promptly as practicable following the Closing Date, but in no event later than 30 days following the Closing Date, which shall include (i) the annual disclosure it has provided to each such customer relating solely to its Managed Medicaid business, and indicating that the figures relate solely to the plan’s Managed Medicaid business and (ii) if the Company has deducted from earned rebates the amount of service fees owed by the customer to the Company for clinical and similar programs, the amount of the earned rebates and the amount of the service fee(s).  Such cover letter to each Managed Medicaid Business Disclosure shall be in a substantially similar form as those provided to plans in February 2014, shall not state there is no follow up or action required on the plan’s part, shall contain the Commercial Disclosure above in Section 6.15, and in addition state the following (or words of substantially similar import acceptable to Parent): “As a part of your contract with a state Medicaid agency to administer Managed Medicaid business, you may have reporting requirements that require additional data or information beyond that provided in the attached disclosure.  In the event you require such additional data or information for 2013 or other years in which the Company administered Managed Medicaid business for your plan, please contact me as soon as possible so that we may discuss your needs.”

Section 6.17.  Post-Closing Customer Contracts.  During the twelve (12) month period immediately following the Closing Date, as Customer Contracts come up for renewal or amendment (including any product specific addenda), the Sellers acknowledge and agree that Parent may cause the Company to use commercially reasonable efforts (including, at a minimum, proposing the applicable language in any Customer Contract being negotiated between the Company and the customer plan (and irrespective of which party drafts the contract document(s))) to amend and include in the rebate service agreements the disclosure language contained in the above Sections 6.14, 6.15 and 6.16, as applicable.

Section 6.18.  Affordable Care Act Disclosure.  For all customers for which the Company has administered any business for a qualified health benefits plan offered through an exchange established under section 1311 of the Affordable Care Act, Sellers acknowledge and agree that Parent may cause the Company to send a disclosure to each such plan containing the information listed in Section 6005 of the Affordable Care Act (Pharmacy Benefit Managers Transparency), together with the amount of administrative fees paid to the Company and the amount of administrative fees retained by the Company. For all customers for which the Company has administered any Exchange Plan, during the period before Closing the Company shall (and, for the period from and after Closing, Parent may cause the Company to) send the disclosure required by this Section 6.18 as soon as reasonably possible once the Company obtains the final, reconciled information necessary to enable it to complete such disclosure.

Section 6.19.  ICORE Contracts.  No later than five (5) business days after the date hereof, Parent shall deliver to the Sellers an update of Exhibit 10.13(b), which shall contain a complete and correct list of all active Contracts of ICORE contracts organized by product and book of business.  Upon such delivery, such update of Exhibit 10.13(b) shall automatically replace Exhibit 10.13(b) and be deemed to be incorporated herein.

ARTICLE VII
Conditions Precedent

Section 7.1.  Conditions to Each Party’s Obligation to Effect the Sale.  The respective obligations of each party hereto to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Antitrust Clearance.  The waiting period (and any extension thereof) applicable to the Sale under the HSR Act shall have been terminated or shall have expired.

(b)                                 No Injunctions or Restraints.  No Governmental Authority of competent jurisdiction shall have enacted, promulgated, issued, or entered any Law or Governmental Order that is in effect and that prohibits consummation of the Sale or makes the consummation of the Sale illegal.

(c)                                  No Litigation.  There shall not be any action, proceeding or litigation pending before any Governmental Authority of competent jurisdiction wherein an unfavorable judgment, decree or order would prohibit the consummation of the Sale or declare void or rescind the Sale.

Section 7.2.  Conditions to Obligations of Parent.  The obligation of Parent to effect the Transactions is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company and the Sellers contained in Article III and Article IV that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in Article III and Article IV that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly state that they are as of an earlier date, in which case as though made as of such earlier date).

(b)                                 Performance of Obligations of the Company and the Sellers.  The Company and the Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                                  No Company Material Adverse Effect.  No Material Adverse Effect has occurred since the date of this Agreement with respect to the Company.

(d)                                 No Litigation, Etc.  Other than as set forth in Section 4.9 of the Company Disclosure Schedules, there shall not be any action, investigation, proceeding or litigation instituted, commenced or pending by or before any Governmental Authority or arbitrator that would, or that seeks to or is reasonably likely to, (i) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all Interests following Closing, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses, properties and assets of the Company, (iii) as a result of the Transactions, restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, any portion of the businesses or assets of Parent or any of its Subsidiaries, (iv) result in a Governmental Investigation being commenced or continued after the Closing or in Governmental Damages being imposed on the Company, Sellers or Parent or any of their respective Affiliates, or (v) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any Interests or to dispose of or hold separate any material portion of the business or assets of the Company or any portion of the businesses or assets of Parent and its Subsidiaries.  As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority or (B) any restitution paid or payable to a third party, in either case as a result of the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company of a crime or (y) a settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

(e)                                  Required Third Party Consents.  The Company shall have obtained all of the following consents, waivers and approvals, and given all of the following notices to the third parties, each such consent, waiver and approval in form and substance reasonably satisfactory to Parent and not requiring as a term thereof or condition thereto satisfaction of any adverse condition or requirement on the conduct of business by the Company, Parent or any of its Subsidiaries: (i) consents, waivers and approvals from third parties to the Contracts listed on Section 4.4(b) of the Company Disclosure Schedules that are labeled thereon as “Customer Contracts”, such that such Customer Contracts for which consents, waivers or approvals have been obtained, together with Customer Contracts for which no such consents, waivers or approvals were required, represent at least ninety-five (95%) of the revenue of the Customer Contracts; (ii) consents, waivers and approvals from the third parties to the Contracts listed on Section 4.4(b) of the Company Disclosure Schedules that are labeled thereon as “Pharmaceutical Manufacturer Contracts”, such that such Manufacturer Contracts for which consents, waivers or approvals have been obtained, together with Manufacturer Contracts for which no such consents, waivers or approvals were required, represent (x) at least eighty percent (80%) of the Manufacturer Contracts and (y) at least ninety (90%) of the revenue of the Manufacturer Contracts; and (iii) notices to all third parties to the Contracts listed on Section 4.4(b) of the Company Disclosure Schedules.  Nothing in this condition shall relate to any Contract listed on Section 4.4(b) of the Company Disclosure Schedules for which the parties have indicated on such schedule that no consent, waiver, approval or notice should be sought or delivered.

(f)                                   Employment Agreements; Subscription Agreements; Non-Competition and Non-Solicitation Agreements.  Each Employment Agreement shall be in full force and effect, and each individual a party thereto shall be able and willing, as of the Closing, to serve as an employee of the Company pursuant to his or her Employment Agreement.  Each Subscription Agreement shall be in full force and effect, and each purchaser thereunder shall be able and willing, as of the Closing, to perform his, her or its respective obligations under such agreements.  Each Non-Competition and Non-Solicitation Agreement shall be in full force and effect, and each Seller or Bonus Employee party thereto, as applicable, shall be able and willing, as of the Closing, to perform his or her respective obligations under such agreements.

(g)                                  FIRPTA Certificate.  Parent shall have received an affidavit of non-foreign status satisfying the requirements of Section 1445 of the Code from each Seller.

(h)                                 Requisite Approval.  A copy of the duly authorized resolutions of the Members of the Company approving the transactions contemplated by this Agreement shall have been delivered to Parent and shall remain in full force and effect as of the Closing.

(i)                                     Releases.  Parent shall have received fully executed releases dated as of the Closing Date, in the form set forth as Exhibit C hereto, from each Seller and Bonus Employee.

(j)                                    Assignment of Interests.  Each Seller shall have executed and delivered to Parent an assignment of Interests in the form attached hereto as Exhibit A.

(k)                                 Company Contracts.  (i) Each Customer Contract and (ii) at least ninety percent (90%)  of the Manufacturer Contracts representing at least ninety percent (90%) of the revenues derived from the Manufacturer Contracts, in each case  in existence on the date hereof, shall be in full force and effect, no material default on the part of the Company or any counterparty thereto shall be in effect in respect of any such Contract, and none of the Company, the Sellers or Parent shall have received notice of any Person’s intent to terminate any such Contract or change in any material respect its business dealings with the Company pursuant to any such Contract.

(l)                                     Certification of Closing Conditions.  Parent shall have received a certificate signed by each Seller, in form reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) has been satisfied.

Section 7.3.  Conditions to Obligation of the Sellers.  The obligation of each Seller to effect the Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent contained in Article V that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they are as of an earlier date, in which case as though made as of such earlier date).

(b)                                 Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Subscription Agreements; Non-Competition and Non-Solicitation Agreements.  Each Subscription Agreement shall be in full force and effect, and Parent shall be able and willing, at and after the Closing, to perform its respective obligations under the Subscription Agreements.  Each Non-Competition and Non-Solicitation Agreement shall be in full force and effect, and Parent shall be able and willing, as of the Closing, to perform its respective obligations under the Non-Competition and Non-Solicitation Agreements.

(d)                                 Certification of Closing Conditions.  Sellers shall have received a certificate signed by an executive officer of Parent duly authorized to execute such instrument, in form reasonably satisfactory to the Sellers, dated the Closing Date, to the effect that each of the conditions specified in Section 7.3(a) and Section 7.3(b) has been satisfied.

Section 7.4.  Frustration of Closing Conditions.  Neither the Sellers nor Parent may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied as grounds for its not consummating the Sale when otherwise required hereunder if such party’s failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has primarily resulted in, the event or condition giving rise to the failure of any such condition.

ARTICLE VIII
Termination

Section 8.1.  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)                                 by the mutual written consent of the Sellers and Parent; or

(b)                                 by either of the Sellers or Parent:

(i)                                     if the Sale shall not have been consummated on or before the date that is one hundred-twenty (120) days following the date of this Agreement (the “Walk-Away Date”), provided that if, as of the Walk-Away Date, the conditions to the Sale set forth in Section 7.1 have not been satisfied or waived, but all other conditions to the Sale have been satisfied or waived (other than those conditions which by their nature can only be satisfied at or immediately prior to the Closing, which conditions would be satisfied if the Closing Date were the Walk-Away Date), then the Walk-Away Date shall be automatically extended for an additional sixty (60) days; or

(ii)                                  if there shall be a final nonappealable order of a Governmental Authority of competent jurisdiction permanently preventing consummation of the Sale or there shall be any Law enacted that makes consummation of the Sale illegal; or

(c)

(i)                                     by Parent if the Company or any Seller shall have breached any of its representations or warranties (or if any of the representations or warranties of the Company or any Seller set forth in this Agreement shall fail to be true and correct) or if the Company or any Seller has breached or failed to perform or adhere to any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is not cured by the Company or such Seller, as applicable within thirty (30) days following receipt of written notice from Parent of such breach or failure, or if such breach or failure is incapable of being cured before the Walk-Away Date; or

(ii)                                  if a Material Adverse Effect has occurred since the date of this Agreement with respect to the Company; or

(d)                                 by any Seller if Parent shall have breached any of its representations or warranties (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true and correct) or if Parent has breached or failed to perform or adhere to any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is not cured by Parent within thirty (30) days following receipt of written notice from such Seller of such breach or failure, or if such breach or failure is incapable of being cured before the Walk-Away Date.

Section 8.2.  Limitation on Right of Termination.  Notwithstanding anything in Section 8.1 to the contrary, no party may terminate this Agreement (other than pursuant to Section 8.1(a)) if its failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has directly resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement.

Section 8.3.  Effect of Termination.  If this Agreement is terminated in accordance with Section 8.1, this Agreement shall immediately become void and of no further force and effect, without any Liability on the part of any party hereto, except for the provisions of Section 6.4, Section 6.5, Section 10.6, Section 10.7 and Section 10.9 which shall survive termination of this Agreement; provided that nothing herein shall relieve any party from any Liability resulting from fraud or any willful breach of this Agreement prior to such termination.

ARTICLE IX
Survival of Representations, Warranties and Covenants; Indemnification

Section 9.1.  Survival of Representations, Warranties and Covenants.  The representations and warranties of Parent contained in this Agreement and the Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.11 (Taxes) and Section 4.19 (Health Care Regulatory Compliance)) shall survive the Closing until the third anniversary of the Closing Date.  The representations and warranties of the Company and the Sellers contained in this Agreement (other than the Fundamental Representations) shall survive the Closing until the fifteen (15) month anniversary of the Closing

Date, provided, however, that the representations and warranties of the Company set forth in Section 4.11 (Taxes) and Section 4.19 (Health Care Regulatory Compliance) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations.  The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.  All agreements and covenants contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 9.2.  Right to Indemnification.

(a)                                 Subject in all cases to the limits on indemnification in this Article IX, subsequent to the Closing, the Sellers shall, jointly and severally, indemnify Parent, its Affiliates (including the Company) (together, the “Parent Indemnified Parties”) and hold each of them harmless from, any Losses incurred by any of the Parent Indemnified Parties or their respective officers, directors, managers and employees to the extent arising out of or resulting from:

(i)                                     the breach of or inaccuracy in any representation or warranty of the Company or any Seller set forth in Article III or Article IV as of the date hereof or as of the Closing Date, or if expressly made as of an earlier date, as of such date (without giving effect to any references to “material,” “Material Adverse Effect” or similar qualification set forth therein other than as set forth in Section 4.6(a) and the first sentence of Section 4.8);

(ii)                                  the breach of any covenant or obligation of the Company or any Seller set forth in this Agreement;

(iii)                               (A) any Taxes (or the non-payment thereof), other than Transfer Taxes, of the Company or with respect to the Company or the income, assets, or business of the Company for all Pre-Closing Tax Periods (including Taxes attributable to the portion of any Straddle Period ending on the Closing Date;  (B) Taxes imposed on the Company by reason of the application of Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision of Law) as a result of being a member of a consolidated, combined or unitary group of entities on or before the Closing Date; and (C) Transfer Taxes for which Sellers are responsible pursuant to Section 6.9(g); and

(iv)                              any claims made by any employee of the Company who was employed on or before the Closing Date alleging that such Person is owed any consideration in respect of the consummation of the transactions contemplated hereby in excess of the amounts required to be paid by Parent pursuant to the terms of this Agreement, provided that Parent and its Afffiliates shall have complied with its obligations in respect of such payments contemplated by this Agreement.

(b)                                 Parent shall indemnify the Sellers and their respective Affiliates (the “Seller Indemnified Parties”), and hold each of the Seller Indemnified Parties harmless from,

any Losses incurred by any of the Seller Indemnified Parties or their respective officers, directors, managers and employees to the extent arising out of or resulting from:

(i)                                     the breach of or inaccuracy in any representation or warranty of Parent set forth in Article V as of the date hereof or as of the Closing Date, or if expressly made as of an earlier date, as of such date; and

(ii)                                  the breach of any covenant or obligation of Parent set forth in this Agreement.

Section 9.3.  Escrow; Threshold; Limitations on Indemnity.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     The maximum Liability of the Sellers under Section 9.2(a)(i) (except in respect of the Fundamental Representations) shall be an amount equal to the Escrow Amount.  The sole and exclusive source of recovery of the Parent Indemnified Parties pursuant to Section 9.2(a)(i) (except in respect of the Fundamental Representations) shall be the Escrow Fund, and no Parent Indemnified Party shall have any recourse against Seller, any of Seller’s Affiliates or any other Person in respect of any Losses or claims for indemnification pursuant to Section 9.2(a)(i) (except in respect of the Fundamental Representations).

(ii)                                  The amount in the Escrow Fund shall be released to the Sellers, as follows on the date that is five (5) business days following the fifteen (15) month anniversary of the Closing Date (the “Release Date”): the difference, if positive, obtained by subtracting from the remaining funds in the Escrow Fund an amount equal to the aggregate amount of unsatisfied claims for Losses of Parent Indemnified Parties under Section 9.2(a)(i) — (iii) properly made on or prior to the Release Date in accordance with the provisions of this Article IX and the Escrow Agreement.  Further, from and after the Release Date, to the extent that (A) any amounts have been withheld in respect of such unsatisfied claims and (B) the applicable underlying claims are resolved in favor of the Indemnifying Parties, such amounts shall be promptly released to the Sellers in accordance with this Agreement and the Escrow Agreement.

(iii)                               The Parent Indemnified Parties shall have no right to indemnification pursuant to Section 9.2(a)(i) unless all such Losses of the Parent Indemnified Parties thereunder shall aggregate to more than $500,000 (the “Losses Threshold”), after which time the Parent Indemnified Parties shall be entitled to be indemnified against the Losses in excess of such amount; provided, that the Losses Threshold shall not apply to any Losses arising out of or resulting from the breach of or inaccuracy in any Fundamental Representation. For the avoidance of doubt, the Losses Threshold shall not apply to any claims for indemnification under Section 9.2(a)(ii) — (iii).

(iv)                              The Parent Indemnified Parties shall have no right to indemnification pursuant to Section 9.2(a)(i) unless such Loss (including any series of related Losses) equals or exceeds $25,000 (the “De Minimis Threshold”) (it being understood that claims below the De Minimis Threshold shall not be aggregated for purposes of the immediately preceding subsection (iii)); provided, that the De Minimis Threshold shall not apply to any Losses arising out of or resulting from the breach of or inaccuracy in any Fundamental Representation.  For avoidance of doubt, the De Minimis Threshold shall not apply to any claims for indemnification under Section 9.2(a)(ii) – (iii).

(v)           In no event shall the Sellers be liable hereunder for any amounts in excess of the amount of the Purchase Price actually received by the Sellers.

(b)           Sole and Exclusive Remedy.  From and after the Closing, the sole and exclusive remedy of the Sellers, the Seller Indemnified Parties, Parent and the Parent Indemnified Parties in connection with this Agreement and the transactions contemplated hereby (whether under this Agreement or arising under common law or any other applicable Law) shall be as provided in this Article IX; provided, that nothing in this Section 9.3(b) shall operate to interfere with or impede the operation of (i) the provisions of Section 2.3, Section 2.5, Section 2.6 or Section 2.7; (ii) the rights of any party hereto to seek the remedy of specific performance, injunctive relief or other non-monetary equitable remedies where available hereunder; (iii) the rights of any such Person under any Ancillary Agreement; or (iv) claims of, or causes of action arising from, fraud.

(c)           The amount of any Losses for which indemnification is provided for under this Article IX shall be calculated net of any Tax benefit actually realized in cash or a reduction of cash Tax paid by the Indemnified Party (or its Affiliates) from the incurrence or payment of any such Losses in the Tax year in which the Loss was incurred.

(d)           No claim for indemnification may be made by a Parent Indemnified Party and no indemnification shall be required to the extent that the Losses sustained or incurred by such Parent Indemnified Party for which indemnification is sought were accrued and reflected on the Final Closing Statement and taken into account in the determination of Purchase Price.

(e)           No Indemnified Party shall have any right to indemnification under this Article IX from and against any items excluded from the definition of Loss, unless such items are awarded to a third party against an Indemnified Party as part of a Third Party Claim.

Section 9.4.  Contribution.  The amount of any Losses for which indemnification is provided for under this Article IX shall be calculated net of (i) any insurance proceeds actually recovered under Policies with respect to which premiums were fully paid as of the Closing Date or other amounts actually recovered by the Indemnified Party from third parties with respect to such Losses, but including any deductibles, self-insurance or retention amounts and co-payments under the applicable insurance policies; and (ii) any amounts actually received by the Indemnified Party as a  result of any indemnification, contribution or other payment of a third party.  In any case where an Indemnified Party actually recovers, under any Policies described in the preceding sentence or from other sources of recovery, any amount in respect of any Losses for which such Indemnified Party was indemnified pursuant to this Article IX, such Indemnitee shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery).  In any case where an Indemnified Party reasonably determines it may recover by using commercially reasonable efforts all or a part of such Losses under such Policies or from other sources of recovery based on the underlying claim or demand asserted against the applicable Indemnifying Party, then such Indemnified Party shall take commercially reasonable efforts to proceed under such policies or against such sources as are necessary to permit recovery of such amounts; provided, that “commercially reasonable efforts” for purposes of this Section 9.4 shall not include the commencement or threat of litigation or the expenditure of material amounts of money.  Notwithstanding the foregoing, the Parent Indemnified Parties are entitled to seek to recover the amount of any Losses for which indemnification is provided for under this Article IX against the Escrow Fund or, if applicable, the Sellers without first being required to use any efforts or seek any alternative recoveries pursuant to this Section 9.4.

Section 9.5.  Indemnification Procedures.

(a)           Indemnification Notices.  In order to obtain indemnity in respect of a Loss as provided by Section 9.2, the applicable Parent Indemnified Party or Seller Indemnified Party, as the case may be (the “Indemnified Party”) shall deliver a written notice signed by a Seller (in the case of a Seller Indemnified Party) or an officer of Parent (in the case of a Parent Indemnified Party) and delivered to the party from whom indemnity is sought (the “Indemnifying Party”) and  (i) stating that the Indemnified Party has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnification hereunder; (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant, Tax matter or other matter resulting in such Loss or out of which such Loss arose or to which such Loss relates; and (iii) specifying the amount of cash to be delivered to the Indemnified Party (for the benefit of the pertinent Parent Indemnified Party or Seller Indemnified Party, as the case may be) as indemnity against each such Loss (such notice, an “Indemnification Notice”).  The Indemnification Notice shall be delivered to the Indemnifying Party promptly, and in any event within thirty (30) days of the time that such Indemnified Party learns of the event or circumstance that may give rise to a claim hereunder; provided, however, that the failure to so notify the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder except to the extent that the Indemnifying Party (as such) is actually and materially prejudiced by such failure.  If a Loss is anticipated but not yet incurred, sustained or accrued at the time an Indemnification Notice is given, an additional Indemnification Notice shall be given providing such information regarding the Loss incurred, sustained or accrued as was not included in an earlier Indemnification Notice.  In the case where an Indemnified Party other than a party hereto shall seek to obtain the indemnity provided by Section 9.2, the applicable party hereto shall give an appropriate Indemnification Notice on behalf of such Indemnified Party, provided, that such Indemnified Party has provided to the applicable party hereto such information as such party may reasonably request for such purpose.

(b)           Third-Party Claims.

(i)            The Indemnified Party shall give the Indemnifying Party written notice (a “Third Party Claim Notice”, which may be part of an Indemnification Notice) of any claim, assertion or action by or in respect of a third party, including any civil, criminal, administrative, regulatory, investigative or arbitral proceeding (a “Third Party Claim”), as to which an Indemnified Party may claim indemnification hereunder or as to which the Losses Threshold may be applied, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party, as soon as is practicable and in any event within fifteen (15) days of the time that such Indemnified Party learns of such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder except to the extent that the Indemnifying Party (as such) is actually and materially prejudiced by such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to participate in the defense of such Third Party Claim and, with respect to Third Party Claims which the Indemnifying Party has acknowledged in writing its obligation to provide indemnification for hereunder (subject to the limitations on indemnification set forth herein), to assume control of the defense of any Third Party Claim that relates to any Losses, and to employ counsel of its choosing in connection therewith, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (unless otherwise consented to in writing by Parent) if (A) the Third Party Claim relates to or arises in connection with an action, suit, proceeding or claim that is criminal in nature or being brought by a Governmental Authority, (B) the Third Party Claim seeks an injunction restricting the conduct of the Indemnified Party’s business, (C) the Third Party Claim has a reasonable likelihood of resulting in Losses that would exceed the remaining balance of the Escrow Fund, or (D) the Third Party Claim involves as a claimant a customer, client or supplier of the Indemnified Party or any Affiliate of the Indemnified Party.

(ii)           The Indemnifying Party shall have thirty (30) days after receipt of a Third Party Claim Notice (or such shorter period of time as may be necessitated by the nature of such Third Party Claim and specified in the Third Party Claim Notice) to notify the Indemnified Party if the Indemnifying Party will assume the defense of such Third Party Claim.  If the Indemnifying Party has the right to and elects to assume the defense of any Third Party Claim (or the Indemnified Party has consented to the Indemnifying Party’s assumption of such defense), (A) the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claim and to employ separate counsel of its choosing at its own expense; provided, however, that the fees and expenses of separate counsel retained by the Indemnified Party shall be paid out of the Escrow Fund (in the case of a Parent Indemnified Party) or by Parent (in the case of a Seller Indemnified Party) if (x) the Indemnified Party shall have reasonably concluded, on the advice of outside legal counsel, that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or (y) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue such Third Party Claim and the Indemnified Party has delivered notice of such failure to the Indemnifying Party; and (B) the Indemnifying Party shall (w) conduct the defense of such Third Party Claim with reasonable diligence and keep the Indemnified Party reasonably informed of material developments in the Third Party Claim at all stages thereof, (x) reasonably promptly submit to the Indemnified Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (y) permit the Indemnified Party and its counsel to confer on the conduct of the defense thereof, and (z) permit the Indemnified Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission.

(iii)          Any compromise, settlement or offer of settlement of any Third Party Claim by the Sellers shall require the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  Any compromise, settlement or offer of settlement of any Third Party Claim by Parent or any of its Affiliates shall require the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), unless (x) such compromise, settlement or offer solely involves the payment of money or (y) involves as a claimant a customer, client or supplier of Parent, the Company or any their Affiliates.

(iv)          If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of a Third Party Claim Notice of its assumption of such Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with the expenses of such defense to be paid out of the Escrow Fund (in the case of a Parent Indemnified Party) or by Parent (in the case of a Seller Indemnified Party), provided, however, that the Indemnifying Party may participate in the defense of such Third Party Claim (with the same rights as are set forth in clause (ii)(B) above) with its own counsel at its own expense.

(c)           Resolution of Conflicts; Arbitration.

(i)            If the Indemnifying Party shall object in writing to any claim or claims for indemnification made in any Indemnification Notice within thirty (30) days after delivery of such Indemnification Notice, then the Sellers and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Sellers and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii)           If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of an Indemnification Notice, either Parent or the Sellers may demand arbitration of the matter in accordance with the following provisions of this Section 9.5 unless the amount of the Loss is at issue in pending litigation or arbitration with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.  If such dispute is subject to arbitration, it shall be settled by arbitration conducted in accordance with the rules and procedures then in effect of the American Arbitration Association by one arbitrator mutually agreeable to Parent and the Sellers.  In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Sellers cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Sellers shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If one party but not the other fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii)          Any such arbitration shall be held in New York, New York.  The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim for indemnification made in an Indemnification Notice shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(iv)          The foregoing arbitration provision shall apply to any dispute between the Sellers and a Parent Indemnified Party under this Article IX.

Section 9.6.  Mitigation.  Upon an Indemnified Party becoming aware of an event that reasonably would be expected to give rise to a Loss, such Indemnified Party shall make commercially reasonable efforts to mitigate any such potential Loss in accordance with the requirements of applicable Laws.

Section 9.7.  No Duplication of Losses.  An Indemnified Party shall not be entitled to recover any amount due hereunder more than once in respect of the same Loss, including by reason of the state of facts giving rise to such Losses constituting an inaccuracy in or breach of more than one representation, warranty, covenant or other obligation.

Section 9.8.  Limitation on Set-off.  Each of Parent, on behalf of itself and each other Parent Indemnified Party, and each Seller, on behalf of itself and each other Seller Indemnified Party, agrees that Parent shall have a right to set off any finally determined indemnification claims pursuant to this Article IX against any payment due hereunder (including pursuant to Article I or Article II) or under the Subscription Agreements; provided, however, that the Escrow Fund must first be exhausted by the Parent Indemnified Parties in order for Parent to have any right of set off against any payment due hereunder (including pursuant to Article I or Article II), under the Subscription Agreements or under any other agreement which such party has entered into in connection with the Transactions.

Section 9.9.  No Liability of Representatives.  None of the Representatives (each solely in their capacity as such) of any Seller, of the Company or of Parent shall have any personal liability or obligation to any of the Parent Indemnified Parties or Seller Indemnified Parties, as applicable, in connection with this Agreement or any other document executed in connection herewith or the transactions contemplated hereby or thereby, or in respect of any statement, representation, warranty or assurance of any kind made by any Seller, the Company or Parent.

Section 9.10.  Tax Treatment of Indemnity Payments.  Any indemnity payment made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE X
Miscellaneous

Section 10.1.  Sellers.

(a)           Each Seller hereby irrevocably appoints George N. Petrovas as the designated representative of such Seller (the “Seller Representative”).  The Seller Representative shall, for each Seller, have the right, power and authority to take all actions required or permitted under the Escrow Agreement and this Agreement with respect to the interests and rights of the Sellers including, the exercise of the power to (i) authorize the delivery of cash from the Escrow Account to Parent or to a Parent Indemnified Party in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification, (iii) take all actions necessary in the judgment of George Petrovas for the accomplishment of the foregoing, (iv) execute, deliver and receive delivery of all amendments, waivers, ancillary agreements, notices, extensions, certificates and other documents relating to the Transactions, and (v) interpret the terms and provisions of this Agreement and all documents to be executed and delivered in connection herewith on behalf of the Sellers.  For the avoidance of doubt, delivery of any notice, certificate or other writing to the Seller Representative under this Agreement or in connection with the Transactions shall be deemed delivered to the Sellers collectively.  If the Seller Representative shall resign or become deceased or otherwise be unable to fulfill his responsibilities as representative of the Sellers, the Sellers shall, within ten (10) business days after the occurrence of such event, appoint (by vote of Sellers holding a majority of the Interests immediately prior to the Closing) a successor representative and, promptly thereafter, shall notify Parent of the identity of such successor.  Any such successor shall become the “Seller Representative” upon such appointment.

(b)           A decision, act, consent or instruction of the Seller Representative shall constitute a decision for all of the Sellers, and shall be final, binding and conclusive upon each Seller, and the Escrow Agent and Parent may rely exclusively upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller.  The Escrow Agent and Parent are hereby relieved from any Liability hereunder to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Seller Representative.

Section 10.2.  Amendment or Supplement.  At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, by written agreement of the parties hereto, authorized by action taken by their respective Boards of Directors or equivalent body, if applicable.

Section 10.3.  Extension of Time, Waiver, Etc.  At any time prior to the Closing, any party may, subject to Section 10.2 and applicable Laws, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein, or (d) waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, the Sellers or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.4.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of applicable Laws or otherwise, by any of the parties without the prior written consent of the other parties, except that (a) Parent may assign or delegate any or all of its rights or obligations under this Agreement to one or more Affiliates of Parent, provided, that (i) Parent causes any such assignee to assume all of Parent’s Liabilities associated with such assigned rights and interest and (ii) Parent remains fully liable to the Sellers for the assignee’s fulfillment of all such Liabilities hereunder, and (b) any party hereto may assign its right to receive a payment entitled to be received by it pursuant to this Agreement.  Any purported assignment not permitted under this Section shall be null and void.

Section 10.5.  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)).

Section 10.6.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the Company Disclosure Schedules and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) shall be binding upon, and inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns and, nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.7.  Governing Law; Waiver of Jury Trial.

(a)           Subject to Section 9.5(c) hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles, policies or provisions thereof or of any other jurisdiction concerning conflict or choice of laws.

(b)           Each of the parties hereto (on behalf of itself and its Subsidiaries) hereby knowingly, intentionally and voluntarily irrevocably and absolutely waives any and all rights to trial by jury in any legal proceeding in connection with, arising out of or related to this Agreement or any Ancillary Agreement or the Transactions, and agrees to take any and all action necessary or appropriate to effect such waiver.

Section 10.8.  Specific Enforcement; Limitation on Monetary Remedies.

(a)           The Sellers and Parent agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Sellers and Parent shall be entitled to seek equitable relief (including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement) in any Delaware state court or any federal court of competent jurisdiction located in Delaware without proof of actual damages or otherwise, and without any bond or other security being required of it therefor, this being cumulative and not exclusive and in addition to any other remedy to which they are entitled at law or in equity.

(b)           Notwithstanding anything to the contrary in this Agreement, other than in the case of fraud of the Sellers or of the Company prior to the Closing, in no event shall Parent or its Affiliates be entitled to recover monetary damages in excess of, and in no event shall Sellers or (prior to the Closing, the Company) be liable for, Liabilities in excess of the amount of the Purchase Price actually received by the Sellers in connection with this Agreement, the Subscription Agreement or any other Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 10.9.  Consent to Jurisdiction.  Subject to Section 9.5(c) hereof, each of the parties hereto (i) expressly and irrevocably consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware (and each appellate court located in the State of Delaware) with respect to any action or proceeding arising out of any dispute pertaining to this Agreement or any of the Transactions, (ii) agrees that services of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.10 shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court (and any appropriate court for the prosecution of any appeal from or against any decision or action thereof), (v) agrees that the Court of Chancery and federal court located in the State of Delaware shall be deemed to be a convenient forum, and (vi) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding, any claim by any party hereto that is not subject personally to the jurisdiction of such court, that such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 10.10.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given, made, served or delivered if delivered personally, sent by facsimile (receipt of which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

Magellan Health Services, Inc.
55 Nod Road
Avon, Connecticut  06001
Attention:  Daniel Gregoire, General Counsel
Facsimile:  (860) 507-1990

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Raymond O. Gietz
Facsimile:  (212) 310-8007

If to the Company, to

CDMI, LLC

130 Bellevue Avenue, Suite 201

Newport, RI 02840

Attention:  George N. Petrovas

Facsimile: 401-619-5215

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:  Marc F. Sperber

                  Bryan H. Zair

Facsimile:  (312) 701-7711

If to the Sellers, to:

152 Fischer Circle

Portsmouth, RI 02871

Attention:  George N. Petrovas

Facsimile: 401-845-9065

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:  Marc F. Sperber

                  Bryan H. Zair

Facsimile:  (312) 701-7711

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and if such date is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.11.  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue so as to effect the original intent of the parties as closely as possible.

Section 10.12.  Schedules.  Any information disclosed pursuant to any Section of the Company Disclosure Schedules or any Schedule shall be deemed to be disclosed in all sections of the Company Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section notwithstanding the omission of a reference of a cross reference thereto.  Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Section of the Company Disclosure Schedules or any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Section of the Company Disclosure Schedule or any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement.

Section 10.13.  Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“2014 CDMI Retained Rebates” means the CDMI Retained Rebates attributable to 2014.

“2015 CDMI Retained Rebates” means the CDMI Retained Rebates attributable to 2015.

“2015 CDMI Specialty Rebates” means the amount of Specialty Rebates of the Company attributable to 2015, calculated as the amount of Specialty Rebates that the Company collects or is expected to collect for 2015, less the amounts that the Company remits or expects to remit to health plans or customer payors in respect of 2015, using methodologies as applied by Parent and its Affiliates as set forth on Exhibit 10.13(a) and as reflected in the books and records of Parent and its Affiliates.  Notwithstanding anything in the foregoing to the contrary, “2015 CDMI Specialty Rebates” shall not include any Rebates earned by or expected to be earned by or pursuant to customer contracts of (i) PartnersRx LLC, (ii) Magellan Pharmacy Solutions, Inc., (iii) any other PBM business that is acquired by Parent or any of its Affiliates prior to January 1, 2016, or (iv) pursuant to any Contracts of ICORE in effect as of January 1, 2014 and set forth on Exhibit 10.13(b), provided, however, that this clause (iii) shall not include any Contract of ICORE that have been terminated and awarded to CDMI, including those set forth on Exhibit 10.13(c).

“2015 CDMI Traditional Rebates” means the amount of Traditional Rebates that the Company collects or is expected to collect attributable to 2015, less the amounts that the Company remits or expects to remit to health plans or customer payors in respect of 2015, using methodologies as applied by Parent and its Affiliates as set forth on Exhibit 10.13(a) and as reflected in the books and records of Parent and its Affiliates.  Notwithstanding anything in the foregoing to the contrary, “2015 CDMI Traditional Rebates” shall not include any Rebates earned by or expected to be earned by or pursuant to customer contracts of (i) PartnersRx LLC, (ii) Magellan Pharmacy Solutions, Inc., (iii) any other PBM business that is acquired by Parent or any of its Affiliates prior to January 1, 2016, or (iv) pursuant to any Contracts of ICORE in effect as of January 1, 2014 and set forth on Exhibit 10.13(b), provided, however, that this clause (iii) shall not include any Contract of ICORE that have been terminated and awarded to CDMI, including those set forth on Exhibit 10.13(c).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Ancillary Agreements” shall mean the Escrow Agreement, the Subscription Agreements, the Non-Competition and Non-Solicitation Agreements and, if a Seller is party thereto, any Employment Agreement.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CDMI/ICORE Rebates 2014 Target Gross Profit” means Fifty-Nine Million Dollars ($59,000,000.00).

“CDMI/ICORE Rebates 2015 Target Gross Profit” means Sixty-Nine Million Dollars ($69,000,000.00).

“CDMI/ICORE Rebates Gross Profit” for a fiscal year, means the sum of (a) the Company’s Gross Profit and (b) the ICORE Rebates Gross Profit, in each case for such fiscal year.

“CDMI Retained Rebates” means, for any period, the amount of Rebates that the Company collects or is expected to collect in respect of the utilization of drugs during such period, less the amounts that the Company remits or expects to remit to health plans or customer payors in respect of such period, using methodologies as applied by Parent and its Affiliates as set forth on Exhibit 10.13(a) and as reflected in the books and records of Parent and its Affiliates.  Notwithstanding anything in the foregoing to the contrary, “CDMI Retained Rebates” shall not include any Rebates earned by or expected to be earned by or pursuant to customer contracts of (i) PartnersRx LLC, (ii) Magellan Pharmacy Solutions, Inc., (iii) any other PBM business that is acquired by Parent or any of its Affiliates prior to January 1, 2016, or (iv) pursuant to any Contracts of ICORE in effect as of January 1, 2014 and set forth on Exhibit 10.13(b), provided, however, that this clause (iii) shall not include any Contract of ICORE that have been terminated and awarded to CDMI, including those set forth on Exhibit 10.13(c).

“Closing Date Indebtedness” means the amount of aggregate Indebtedness of the Company as of the Closing.

“Closing Date Net Working Capital” means, as of the close of business on the Closing Date, (a) the aggregate amount of current assets of the Company as of such time (excluding any assets relating to federal or state income Taxes) minus (b) the aggregate amount of current liabilities of the Company as of such time (excluding (i) all Indebtedness, (ii) all Transaction Expenses and (iii) any liability relating to federal or state income Taxes), determined in accordance with GAAP consistently applied by the Company and Exhibit 10.13(d) hereto, which sets forth an illustrative calculation of the Company’s net working capital as of December 31, 2013 and the respective components thereof.

“Closing Date Net Working Capital Target” means Seventeen Million Dollars ($17,000,000.00), calculated in accordance with Exhibit 10.13(d) hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Customers” means Persons that are customers of the Company as of the Closing Date.

“Company Documents” shall mean each agreement, document or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (including, the Company Disclosure Schedules).

“Company’s Gross Profit” means, for a fiscal year, the Company’s revenue minus payments due to health plans for rebates that are attributable to generating such revenue for such fiscal year, in each case calculated in accordance with the principles and practices set forth on Exhibit 2.7(a), consistently applied across the periods reported using the same methodology utilized by the Company in connection with preparation of the Financial Statements.  Notwithstanding anything in the foregoing to the contrary, “Company’s Gross Profit” shall not include any Rebates earned by or expected to be earned by or pursuant to customer contracts of (i) PartnersRx LLC, (ii) Magellan Pharmacy Solutions, Inc., (iii) any other PBM business that is acquired by Parent or any of its Affiliates prior to January 1, 2016, or (iv) pursuant to any Contracts of ICORE in effect as of January 1, 2014 and set forth on Exhibit 10.13(b), provided, however, that this clause (iii) shall not include any Contract of ICORE that have been terminated and awarded to CDMI, including those set forth on Exhibit 10.13(c).

“Confidentiality Agreement” means the Confidentiality Agreement between Parent and the Company, dated as of December 6, 2013.

“Conversion Performance Payment Table” means the payment requirements set forth on Exhibit 2.6(a) attached hereto.

“Conversion Performance Payments” means, collectively, the 2015 Conversion Performance Payment and the 2016 Conversion Performance Payment.

“Converted Full Service PBM Client” means Company Customers who have entered into one or more Contracts with Parent or one of its Affiliates having a term of three (3) years or longer, pursuant to which (i) Parent (or such Affiliate) acts as a third party administrator of prescription drug programs responsible for processing and paying prescription drug claims, (ii) Parent’s (or one of its Affiliate’s) pharmacy networks are utilized, and (iii) Parent’s (or one of its Affiliate’s) rebate Contracts are utilized.  Notwithstanding anything in the foregoing requirements to the contrary, a Company Customer shall only be a Converted Full Service PBM Client if the Full Service PBM Gross Profit attributable to such Company Customer is greater than or equal to the gross profit attributable to such Company Customer in the immediately preceding year.  For the avoidance of doubt, a “Converted Full Service PBM Client” shall not include any Company Customer who, on or prior to the Closing Date, has entered into a Contract with Parent or any of its Affiliates which would be a Full Service PBM Contract had such Contract been executed following the Closing Date.

“Employee Bonus Payments” means the Sale Bonus for all Bonus Employees in the aggregate and the Specified Employee Bonus.

“Employment Agreement” means, collectively, each Parent Employment Agreement and each employment agreement between the Company and a Bonus Employee.

“Escrow Amount” means Fifteen Million Dollars ($15,000,000.00).

“Escrow Fund” means the account in which the Escrow Agent holds the Escrow Amount.

“Excluded Assets” means the assets of the Company set forth on Schedule 10.13(a).

“Full Service PBM Contract” means a Contract between (i) Parent or any of its Affiliates (including the Company) and (ii) a Converted Full Service PBM Client.

“Full Service PBM Gross Profit” means, for a fiscal year, an amount equal to (A) the annualized revenue generated by the Full Service PBM Contracts entered into in such fiscal year minus (B) the cost of goods sold attributable to generating such revenue, calculated in accordance with GAAP as consistently applied by Parent and in accordance with the principles and practices described on Exhibit 2.6(c).  “Annualized revenue” shall be an amount equal to (i) the negotiated prescription price (i.e., ingredient cost plus dispensing fee), plus (ii) co-payments collected by the pharmacy, plus (iii) any administrative or ancillary service fees, less (iv) rebates owing to the customer pursuant to the relevant Full Service PBM Contract, less (v) any performance penalties, guarantees or contractual fees owing to the customer pursuant to the relevant Full Service PBM Contract.  “Cost of goods sold” shall be an amount equal to the sum of (i) the cost of drugs, plus (ii) co-payments collected by the pharmacy, less (iii) any Rebates retained by Parent and its Affiliates in respect of the relevant Full Service PBM Contract.

“Fundamental Representations” shall mean the representations and warranties of (a) the Company set forth in Section 4.1 (Organization, Power, Standing and Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization), Section 4.4(a) (Authority), Section 4.11 (Taxes), Section 4.18 (Brokers and other Advisors), Section 4.19 (Health Care Regulatory Compliance) and Section 4.26 (No Other Rights to Purchase Price) and (b) the Sellers set forth in Section 3.1(a) (Authority), Section 3.2 (Governmental Approvals), Section 3.3 (The Interests), and Section 3.5 (Brokers and other Advisors).

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means (i) any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, self-regulatory organization or arbitral or similar forum, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, police, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Order” means any ruling, order, judgment, settlement, agreement, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or made by or with any Governmental Authority.

“Gross Profit Performance Payments” means, collectively, the 2014 Gross Profit Performance Payment and the 2015 Gross Profit Performance Payment.

“Health Regulatory Laws” means any Law relating to health regulatory matters, including: (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;”

(iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) HIPAA; (v) any state law regulating the interactions with health care professionals and reporting thereof; (vi) state law regulating insurance, pharmacy benefits administration, third party benefits administration, utilization management, pharmacy distribution, discount pharmacy card administration and any other business conducted by the Company; (vii) state law regulating consumer protection or unfair trade practices; (viii) the Foreign Corrupt Practices Act, or (ix) any federal, state or local statute or regulation relevant to false statements or claims including: (A) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Permit.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, and the regulations promulgated pursuant thereto, including the Transaction cost Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICORE” means ICORE Healthcare, LLC and its Subsidiaries.

“ICORE Rebates Business” means the portion of ICORE’s business under which ICORE negotiates discounts and rebates with pharmaceutical drug manufacturers for specialty drug rebates on behalf of its customers, but does not include any other services provided by ICORE to such customers, such as ICORE’s medical pharmacy services and specialty drug distribution services.  Notwithstanding anything in the foregoing to the contrary, “ICORE Rebates Business” shall not include any business of (i) PartnersRx LLC, (ii) Magellan Pharmacy Solutions, Inc. or (iii) any other PBM business that is acquired by Parent or any of its Affiliates prior to January 1, 2016.

“ICORE Rebates Gross Profit” means, for a fiscal year, the ICORE Retained Rebates generated by the ICORE Rebates Business.

“ICORE Retained Rebates” means, for any period, the amount of Rebates that ICORE collects and is expected to collect in respect of the utilization of drugs during such period less the amounts that ICORE remits or expects to remit to health plans or customer payors in respect of such period, using methodologies as applied by Parent and its Affiliates as set forth on Exhibit 10.13(a) and as reflected in the books and records of Parent and its Affiliates.  Notwithstanding anything in the foregoing to the contrary, “ICORE Retained Rebates” shall not include any Rebates earned by or expected to be earned by or pursuant to customer contracts of (i) PartnersRx LLC, (ii) Magellan Pharmacy Solutions, Inc. or (iii) any other PBM business that is acquired by Parent or any of its Affiliates prior to January 1, 2016.

“Indebtedness” as applied to any Person, means (without duplication) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including, (a) all indebtedness of any such Person for the deferred purchase price of property or services (including earn-outs), (b) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee, (e) any liability of such Person in respect of funded banker’s acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Knowledge” in the case of an individual shall mean, with respect to any matter, the actual knowledge of such Person after due inquiry about the matter and, in the case of the Company, shall mean the Knowledge of the individuals identified on Schedule 10.13(d), and, in the case of Parent, the Knowledge of any of the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer and the general counsel of Parent.  For purposes hereof, “due inquiry” shall mean such inquiry as is reasonable under the circumstances in accordance with good business practices for an individual in a like position of responsibility with respect to a business of like size and nature when addressing a matter of importance to such business.

“Law” means any federal, state, local, municipal or foreign constitution, treaty, code, statute, law (including common law), ordinance, rule, regulation, official published guidance or Governmental Order, in each case, of any Governmental Authority.

“Legal Action” means any legal, administrative, arbitral, mediation or other proceeding, claim (including counterclaim), suit, action, sanction, audit, hearing or litigation or governmental or regulatory inquiry or investigation, including any healthcare regulatory review proceedings.

“Liability” means any debt, loss, damage, obligation, adverse claim or other liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” shall mean any lien, pledge, mortgage, encumbrance, security interest of any kind, charge or adverse right of any kind or nature whatsoever (including any restriction on the right to vote or transfer any securities, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States).

“Loss” or “Losses” shall mean  any out-of pocket cost or expense (including reasonable attorneys fees and reasonably incurred disbursements and court costs), lost profits, any monetary damages, fines or penalties, and any losses sustained by such person (including as a consequence of any injunction issued or other equitable relief granted against such person) as a result of or in connection with such matter to the extent that such costs, expenses, lost profits, damages, fines, penalties or losses were the direct and reasonably foreseeable consequence of the relevant breach, inaccuracy, or Tax that is subject to indemnification pursuant to Article IX, in each case excluding any special, exemplary, punitive, or indirect damages (unless such damages are awarded to a third party against an Indemnified Party as part of a Third Party Claim), regardless of whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, the applicable Indemnified Party.

“Material Adverse Effect” shall mean:

(i)            with respect to the Company, any change, effect, circumstance or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company, taken as a whole, other than any changes, effects, circumstances or developments arising from or related to:

(a)           any actions taken (or omitted to be taken) at the written request of Parent; any action taken by the Company or the Sellers, in each case which is required pursuant to this Agreement; the execution of this Agreement or the announcement of the Transactions or the identity or nature of Parent;

(b)           any change in international or national economic or business conditions (including financial and capital market conditions);

(c)           any outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters or any other national or international calamity;

(d)           any failure by the Company, in and of itself, to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although any actual reduction in revenues, earnings or cash flows and the facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect);

(e)           changes, conditions or effects that generally affect the industries in which the Company operates; or

(f)            any proposed or adopted change in Law or GAAP;

provided, however, that, in the case of the foregoing clauses (b), (c), (e), and (f), such facts, changes, events, circumstances or occurrences shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent the Company is disproportionately impacted by such facts, changes, events, circumstances or occurrences as compared to similar situated entities; and

(ii)           with respect to Parent, any material adverse effect on the business, assets, liabilities, operations or financial condition of Parent or the ability of Parent to consummate the transactions contemplated by this Agreement.

“Manager” shall mean Lauren Haley, Mark Lederer, Maria Lopes and Robert Muszynski, in their capacity as managers of the Company, including any of their respective successors.

“Non-Competition and Non-Solicitation Agreements” means each Non-Competition and Non-Solicitation Agreement, dated as of the date hereof and substantially in the form set forth on Exhibit 7.2(g)(ii) hereto, between Parent and each of the Sellers or Bonus Employees.

“ordinary course of business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Parent Employment Agreement” means each employment agreement, dated as of the date hereof and effective subject to and as of the Closing, in substantially the form set forth on Exhibit 7.2(g)(i) hereto, between Parent and each employee party thereto.

“Parent Shares” means shares of Ordinary Common Stock, par value $0.01, of Parent.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to the Company to the extent that (i) the Company is treated as a pass-through entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the Sellers or the direct or indirect owners of any Seller.

“Permit” means any governmental or regulatory license, authorization, accreditation, permit, franchise, consent or approval.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Rebates” means, collectively, Traditional Rebates and Specialty Rebates.

“Retained Rebates Payments” means the 2014 Retained Rebates Payment and the 2015 Retained Rebates Payment together.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specialty Rebates” means all rebates, including administrative fees, base and market share rebates, and price-protection rebates, in each case that are collectible by any Person pursuant to its Contracts attributable to specialty prescription drugs classified as specialty drugs in such Contracts that are dispensed to members, specifically excluding Traditional Rebates.

“Specified Employee Bonus” means the payments set forth on Section 10.13 of the Company Disclosure Schedules, to be made to the Specified Employees as set forth therein.

“Specified Employees” means the employees of the Company set forth on Section 10.13 of the Company Disclosure Schedules.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subscribing Employees” means Maria C. Lopes and James P. Larweth.

“Subscription Agreement” means each Subscription Agreement, dated as of the date hereof and substantially in the form set forth on Exhibit 7.2(g)(iii) hereto, between Parent and each of the Sellers, providing for the purchase by such Sellers of certain restricted Parent Shares simultaneously with the Closing and governing the terms on which such Parent Shares shall be held.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as (except where reference is made to the party’s financial statements) any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Traditional Rebates” means all rebates, including administrative fees, base and market share rebates, and price-protection rebates, in each case that are collectible by any Person pursuant to its Contracts attributable to prescription drugs classified as traditional drugs in such Contracts that are dispensed to members, specifically excluding Specialty Rebates.

“Transaction Expenses” means all expenses incurred and not yet paid by the Company on or prior to the Closing in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions to the extent not paid prior to the Closing, including: (i) all brokerage commissions, fees and disbursements and (ii) all fees and disbursements of attorneys, accountants, financial advisors and other advisors and service providers, (iii) all bonuses or other similar amounts, if any, payable by or on behalf of the Company or the Sellers on or prior to the Closing resulting from this Agreement or the consummation of the Transactions (including any sale, “stay-around,” retention, change in control or similar bonuses, payments or benefits, but excluding any Employee Bonus Payments), and (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company in connection with any of the items referred to in clause (iii).

“Transactions” refers collectively to the transactions provided by this Agreement to be consummated by the parties hereto, including the Sale and the payment of the Purchase Price.

(a)           For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
2014 Gross Profit Performance Payment	Section 2.7(a)(i)
2014 Retained Rebates Payment	Section 2.5(a)
2015 Conversion Performance Payment	Section 2.6(a)
2015 Gross Profit Performance Payment	Section 2.7(b)(i)
2015 Retained Rebates Payment	Section 2.5(b)
2016 Conversion Performance Payment	Section 2.6(b)
Agreement	Preamble
Adjusted Base Amount	Section 2.2(a)
Adjustment Amount	Section 2.3(c)
Allocable Purchase Price	Section 2.10(b)
Allocation Principle	Section 2.10(b)
Allocation Schedule	Section 2.10(c)
Antitrust Laws	Section 6.3(a)
Balance Sheet	Section 4.6(a)
Balance Sheet Date	Section 4.6(a)
Bankruptcy and Equity Exception	Section 3.1(a)
Base Amount	Section 2.2(a)
Bonus Employee	Section 2.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Adjusted Base Amount	Section 2.2(b)(iii)
COBRA	Section 4.12(a)
Code	Section 4.12(a)
Commercial Business Disclosure	Section 6.15
Company	Preamble
Company Disclosure Schedules	Article IV
Company Employees	Section 6.12(a)

Term	Section
Company Intellectual Property	Section 4.16(a)(i)
Company Organizational Documents	Section 4.1
Company Plans	Section 4.12(a)
Company Technology	Section 4.16(a)(ii)
Computer Systems	Section 4.16(i)
Contract	Section 3.1(b)
Conversion Performance Payment Neutral Auditor	Section 2.6(c)(iv)
Conversion Performance Payment Statement	Section 2.6(c)(i)
Copyrights	Section 4.16(a)(iii)
Customer Contract	Section 4.14(a)(ix)
De Minimis Threshold	Section 9.3(a)(iv)
Determination Date	Section 2.3(b)
DIR Reporting Requirements	Section 6.14
Disputed Conversion Performance Payment Statement	Section 2.6(c)(ii)
Disputed Gross Profit Performance Payment Statement	Section 2.7(c)(ii)
Disputed Retained Rebates Payment Statement	Section 2.5(c)(ii)
Dispute Notice	Section 2.3(b)
Employee Percentage	Section 2.9(b)
Employee Portion	Section 2.9(c)
Environmental Laws	Section 4.13(b)(i)
Environmental Liabilities	Section 4.13(b)(ii)
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(a)
Escrow Agent	Section 2.4(a)
Escrow Agreement	Section 2.4(a)
Escrow Fund	Section 2.4(a)
Estimated Adjusted Base Amount	Section 2.2(b)(ii)
Estimated Closing Date Net Working Capital	Section 2.2(b)(i)
Estimated Closing Statement	Section 2.2(b)(i)
Estimated Transaction Expenses	Section 2.2(b)(i)
Federal Health Care Program	Section 4.19(b)(ii)
Final Closing Statement	Section 2.3(a)
Final Conversion Performance Payment Statement	Section 2.6(c)(iii)
Final Gross Profit Performance Payment Statement	Section 2.7(c)(iii)
Final Re-Calculation Date	Section 2.3(f)
Final Retained Rebates Payment Statement	Section 2.5(b)(iii)
Financial Statements	Section 4.6(a)
Governmental Approval	Section 3.2
Governmental Damages	Section 7.2(d)
Governmental Investigation	Section 7.2
Gross Profit Performance Neutral Auditor	Section 2.7(c)(iv)
Gross Profit Performance Payment Statement	Section 2.7(c)(i)
Hazardous Materials	Section 4.13(b)(iii)
Indemnification Notice	Section 9.5(a)
Indemnified Party	Section 9.5(a)

Term	Section
Indemnifying Party	Section 9.5(a)
Independent Accounting Firm	Section 2.3(b)
Intellectual Property Rights	Section 4.16(a)(iii)
Interests	Recitals
Interim Period	Section 6.9(c)
Losses Threshold	Section 9.3(a)(iii)
Managed Medicaid Business Disclosure	Section 6.16
Manufacturer Contract	Section 4.14(a)(x)
Marks	Section 4.16(a)(iii)
Material Contract	Section 4.14(a)(xx)
Notice of Conversion Performance Payment Disagreement	Section 2.6(c)(ii)
Notice of Gross Profit Performance Payment Disagreement	Section 2.7(c)(ii)
Notice of Retained Rebates Payment Disagreement	Section 2.5(c)(ii)
Parent	Preamble
Parent Indemnified Parties	Section 9.2(a)
Parent Released Person	Section 10.15
Parent Releasing Person	Section 10.15
Parent SEC Filing	Section 5.7
Parent’s Proposed Calculations	Section 2.3(a)
Part D Disclosure	Section 6.14
Patents	Section 4.16(a)(iii)
Permitted Liens	Section 4.15
Policies	Section 4.17
Proposed Conversion Performance Payment Adjustments	Section 2.6(c)(ii)
Proposed Gross Profit Performance Payment Adjustments	Section 2.7(c)(ii)
Proposed Retained Rebates Payment Adjustments	Section 2.5(c)(ii)
Publicly Available Software	Section 4.16(a)(iv)
Purchase Price	Section 2.1
Re-Calculated Closing Date Net Working Capital	Section 2.3(f)
Re-Calculated Deficit Amount	Section 2.3(g)
Re-Calculated Increase Amount	Section 2.3(g)
Re-Calculated Net Working Capital Adjustment Amount	Section 2.3(f)
Related Persons	Section 4.21
Release	Section 4.13(b)(iv)
Release Date	Section 9.3(a)(ii)
Remaining Disputed Items	Section 2.3(b)
Representatives	Section 6.2(a)
Retained Rebates Amount	Section 2.5(b)
Retained Rebates Payment Neutral Auditor	Section 2.5(c)(iv)
Retained Rebates Payment Statement	Section 2.5(c)(i)
Sale	Recitals
Seller	Preamble
Seller Indemnified Parties	Section 9.2(b)
Seller Released Person	Section 10.15
Seller Representative	Section 10.1

Term	Section
Sellers Proposed Calculations	Section 2.3(b)
Short Period	Section 6.9(c)
Software	Section 4.16(a)(v)
Specialty Offset	Section 2.5(b)
Takeover Proposal	Section 6.2(c)
Tax Returns	Section 4.11(m)
Taxes	Section 4.11(m)
Technology	Section 4.16(a)(vi)
Third Party Claim	Section 9.5(b)(i)
Third Party Claim Notice	Section 9.5(b)(i)
Total Employee Percentage	Section 2.9(c)
Trade Secrets	Section 4.16(a)(iii)
Traditional Rebate Reduction	Section 2.5(b)
Transfer Taxes	Section 6.9(g)
Unresolved Conversion Performance Payment Statement Adjustments	Section 2.6(c)(iv)
Unresolved Gross Profit Performance Payment Statement Adjustments	Section 2.7(c)(iv)
Unresolved Retained Rebates Payment Statement Adjustments	Section 2.5(c)(iv)
Walk-Away Date	Section 8.1(b)(i)
WARN	Section 4.12(j)

Section 10.14.  Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “ordinary course of business” shall be deemed to be followed by the words “and consistent with past practice”.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Except if otherwise explicitly provided, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a

Person are also to its permitted successors and assigns.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.15.  Release.  As of the Closing, (a) Parent on its own behalf and on behalf of the Company (together with Parent, a “Parent Releasing Person”) hereby releases and forever discharges the Sellers and their respective Affiliates, successors and assigns (each, a “Seller Released Person”), and (b) each Seller hereby releases and forever discharges Parent and its respective Affiliates (including the Company), successors and assigns (each, a “Parent Released Person”), in each case, from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been or could be asserted against any Seller Released Person or Parent Released Person, as applicable, which such Parent Releasing Person or such Seller, as applicable, has or ever had or may have, which arise out of or in any way relate to events, circumstances, actions or omissions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the Company; provided, however, that the parties acknowledge and agree that this Section 10.15 does not apply to and shall not constitute a release of any rights or Liabilities arising (i) under this Agreement or any Ancillary Agreement; (ii) under any Employment Agreement or other agreement entered into by a Seller Released Person with Parent or any of its Affiliates on or prior to the Closing Date in connection with the Transactions; or (iii) as a result of fraud by a Seller Released Person or a Parent Released Person, as applicable, in connection with the Transactions.

Section 10.16.  Disclaimer of Warranties.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY HERETO NOR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, WRITTEN OR ORAL, RELATING TO THE COMPANY.

Section 10.17.  Representation of Sellers.  Parent agrees, on its own behalf and on behalf of the Parent Indemnified Parties, that, following the Closing, Mayer Brown LLP may serve as counsel to Sellers, the Seller representative specified in Section 10.1, and their respective Affiliates, in connection with any and all matters whether or not related to related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding any representation by Mayer Brown LLP of the Company prior to the Closing Date.  Parent (on behalf of itself and its Affiliates) and the Company hereby (a) waive any claim they have or may have that Mayer Brown LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Parent, any Affiliate of Parent or the Company, and Sellers, the Seller representative or any of their Affiliates, Mayer Brown LLP may represent Sellers, the Seller representative or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, its Affiliates or the Company, and even though Mayer Brown LLP may have represented the Company in a matter substantially related to such dispute.  Parent (on behalf of itself and its Affiliates) and the Company also further agree that, as to all communications among Mayer Brown LLP and the Company, Sellers and the Seller representative, or Sellers’ Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement or any litigation or disputes among the parties to this Agreement existing prior to the Closing Date, the attorney-client privilege and the expectation of client confidence belongs to Sellers and the Seller representative and may be controlled by Sellers and the Seller representative and shall not pass to or be claimed by Parent, its Affiliates or the Company.  Notwithstanding anything in this Section 10.17 to the contrary, in the event that a dispute arises between Parent or any Affiliate of Parent, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Mayer Brown LLP to such third party; provided, that the Company may not waive such privilege without the prior written consent of the Seller representative.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

MAGELLAN HEALTH SERVICES, INC.

By:	/s/ Jonathan N. Rubin
	Name:	Jonathan N. Rubin
	Title:	Executive Vice President and Chief Financial Officer

THE COMPANY:

CDMI, LLC

By:	/s/ George N. Petrovas
	Name:	George N. Petrovas
	Title:	Executive Vice President

SELLERS

By:	/s/ Susan C. Petrovas
Name: Susan C. Petrovas

By:	/s/ George N. Petrovas
Name: George N. Petrovas

By:	/s/ Susan C. Petrovas
Name: The Susan C. Petrovas Qualified Annuity Trust – 2011

SELLER REPRESENTATIVE

By:	/s/ George N. Petrovas
Name: George N. Petrovas